SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RCN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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196 Van Buren Street

Herndon, Virginia 20170

703-434-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RCN Corporation (“RCN” or the “Company”) will be held at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York, on June 5, 2007, at 10:00 a.m., local time. The meeting will be held for the following purposes:

1.	To consider and vote upon the election of seven directors to hold office until the 2008 Annual Meeting and/or until their respective successors have been duly elected and qualified;

2.	To approve an amendment to the 2005 Stock Compensation Plan to increase the number of shares of RCN common stock available for awards thereunder by 2,163,381 shares, bringing the total number of shares of RCN common stock available for awards thereunder to 7,000,000 shares;

3.	To ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may be properly brought before the meeting.

A Proxy Statement, proxy, and copy of our Annual Report on Form 10-K for the year ended December 31, 2006 accompany this Notice of the Annual Meeting of Stockholders. The close of business on April 10, 2007 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Only holders of RCN’s common stock on the record date may vote on the matters presented at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. WE MUST RECEIVE YOUR PROXY BY JUNE 4, 2007. If you attend the meeting, you may personally vote your shares regardless of whether you have submitted a proxy.

Sincerely,

Benjamin R. Preston

Senior Vice President, General Counsel and Secretary

Dated: April 27, 2007

RCN CORPORATION

196 Van Buren Street

Herndon, Virginia 20170

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2007

ABOUT THE ANNUAL MEETING

Who is Soliciting My Vote?

The Board of Directors of RCN Corporation (“RCN” or the “Company”) is soliciting your vote at the 2007 Annual Meeting of RCN’s stockholders (the “Annual Meeting”). This Proxy Statement and accompanying materials are being mailed to stockholders on or about April 27, 2007.

What Will I Be Voting On?

1.	A proposal to elect seven members to the RCN Board of Directors (see page 4);

2.	A proposal to approve an amendment to the RCN Corporation 2005 Stock Compensation Plan (the “2005 Stock Plan”) to increase the total number of shares of common stock, par value $0.01, of the Company (the “Common Stock”) available for awards thereunder by 2,163,381 shares, bringing the total number of shares of Common Stock outstanding and available for awards thereunder to 7,000,000 shares (see page 8); and

3.	A proposal to ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2007 (see page 14).

How Many Votes Do I Have?

You will have one vote for every share of Common Stock you owned on April 10, 2007 (the record date).

How Many Votes Can Be Cast By All Stockholders?

37,721,939, the total number of shares of Common Stock that were outstanding on the record date.

What is the Difference Between a Shareholder of Record and a “Street Name” Holder?

If your shares of Common Stock are registered directly in your name, you are considered the stockholder of “record” with respect to those shares. If your shares of Common Stock are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares of Common Stock are said to be held in “street name.” Street name holders generally cannot vote their shares of Common Stock directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares of Common Stock using the method described below.

How Many Stockholders Must Be Present to Hold the Meeting?

Stockholders owning a majority of the votes that can be cast as of the record date, or 18,860,969 shares of Common Stock must be present, either in person or by proxy. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough shares of Common Stock will be present for us to hold the Annual Meeting.

Abstentions and broker “non-votes” will be counted as present for purposes of determining a quorum. In general, banks, brokers or other nominees are permitted to vote shares held by them on behalf of their “street name” customers on matters determined to be “routine” (such as the uncontested election of directors), even though the bank, broker or nominee has not received instructions from its customer. A broker “non-vote” occurs when a bank, broker or nominee has not received voting instructions from its customer and the bank, broker or nominee does not have discretion to vote shares of street name holders because the matter is not considered “routine”.

As of the date of this Proxy Statement, the proposals with respect to the election of the nominees for director and the appointment of our independent auditor for the fiscal year ending December 31, 2007 are “routine” matters. Therefore, a broker or other nominee may vote the shares of Common Stock of a street name holder in favor of such proposals if the broker or other nominee does not receive instructions from such street name holder. The amendment to the 2005 Stock Plan, however, is not a routine matter. Brokers and other nominees will not, therefore, be able to vote your street name shares of Common Stock on this proposal unless such broker or other nominee receives instructions from you.

What is Required to Approve Each Proposal?

1.	For Proposal 1—the Election of Directors—the seven nominees receiving the highest number of affirmative votes will be elected to the RCN Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

2.	For Proposal 2—Amendment of the 2005 Stock Plan—approval requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

3.	For Proposal 3—Ratification of the appointment of the independent registered public accountants—approval requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

How Do I Vote?

You can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your shares of Common Stock in “street name,” you must direct your broker or other nominee to vote your shares of Common Stock in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares of Common Stock.

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting by completing a ballot at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

On Proposal 1, you may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election as a director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2—Amendment of the 2005 Stock Plan and Proposal 3—Ratification of the appointment of the independent registered public accountants.

If you submit your proxy but “ABSTAIN” or “WITHHOLD” authority to vote on one or more proposals, your shares of Common Stock may be counted as present at the Annual Meeting for the purpose of determining a quorum.

Because directors are elected by a plurality of votes cast at the Annual Meeting, if you “WITHHOLD” authority to vote with respect to any nominee for election as a director, this will have no effect on the election of the nominee. Because all other proposals properly presented at the Annual Meeting require the affirmative vote of a majority of all votes represented at the Annual Meeting, if you “ABSTAIN” from voting on such a proposal, your abstention will be counted as a vote “AGAINST” that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, the nominee generally has authority to vote your shares of Common Stock on “routine” matters as described above. Except for the proposal to elect directors and the proposal to ratify the appointment of our independent auditor, all other proposals properly presented at the Annual Meeting are deemed “non-routine” (e.g., Proposal 2—Amendment of the 2005 Stock Plan), which means that the nominee cannot vote your shares of Common Stock on these matters if you do not timely provide instructions for voting your shares of Common Stock. Shares of Common Stock that constitute broker non-votes may be counted as present at the Annual Meeting for the purpose of determining a quorum, but with respect to all “non-routine” proposals, will not be counted as a vote represented at the Annual Meeting, and therefore, will have no effect on that proposal.

Can I Revoke My Proxy?

Yes. Just send a new proxy card with a later date or send a written notice of revocation to RCN’s Secretary at RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170. In addition, if you attend the Annual Meeting and want to vote in person, you can request at that time that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Don’t Vote For a Matter Listed On My Proxy Card?

If you return a proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, “FOR” approval of an amendment to RCN’s 2005 Stock Plan and “FOR” the ratification of the appointment of Friedman LLP as the Company’s independent registered public accountants for 2007.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What Happens If More Than One Stockholder Lives in My Household?

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce RCN’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or the accompanying RCN Annual Report on Form 10-K for the year ended December 31, 2006 may request a copy by contacting the bank, broker or other holder of record, or RCN by telephone at: (703) 434-8430, by e-mail to: ir@rcn.com or by mail to: RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future RCN materials or

(2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact RCN as indicated above.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (703) 434-8430 or contact us by e-mail at ir@rcn.com.

PROPOSAL 1—ELECTION OF DIRECTORS

DIRECTOR INFORMATION

At the Annual Meeting of RCN stockholders held on June 6, 2006, the following individuals were elected to serve as directors of RCN (the “Directors”): James F. Mooney, Chairman, Peter D. Aquino, RCN’s President and Chief Executive Officer, Benjamin C. Duster IV, Theodore H. Schell, Michael E. Katzenstein, Lee S. Hillman and Daniel Tseung. All of the terms of the current Directors will expire at the upcoming Annual Meeting. All seven of the Directors have been nominated by RCN’s Nominating/ Corporate Governance Committee for election at the upcoming Annual Meeting and, if elected, will serve for a term of one year expiring at the Annual Meeting of Stockholders to be held in 2008, and/or until their respective successors have been duly elected and qualified. Pursuant to an agreement entered into in connection with the filing for RCN’s emergence from bankruptcy, D.E. Shaw Laminar Lending 2, Inc., together with any affiliates thereof (“D.E. Shaw”), has a right to designate a Director for election to the Board of Directors. Mr. Tseung is currently serving as D.E. Shaw’s designee. There are no family relationships among any of the directors or executive officers of RCN.

Information concerning the Directors is set forth below.

Name of Director	Age		Director Since
James F. Mooney Chairman	52	Chairman of RCN since December 2004, Mr. Mooney also serves as Chairman of Virgin Media Inc. (“Virgin Media”), previously known as NTL Incorporated, a provider of bundled telecommunications services, including voice, video, and data services, in the United Kingdom. Prior to joining Virgin Media in March 2003, Mr. Mooney was Executive Vice President and Chief Operating Officer of Nextel Communications Inc. (“Nextel”) from February 2001 to September 2002. Before Nextel, from January 2000 to January 2001, he was Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm jointly owned by GE Capital Corp., eBay Inc. and funds managed by Benchmark Capital. From April 1999 to January 2000, he was the Chief Financial Officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980 to March 1999, Mr. Mooney held a number of positions with IBM, including his last position as Chief Financial Officer of the Americas. Mr. Mooney is a director of Sirius Satellite Radio Inc. and Virgin Media.	2004

Name of Director	Age		Director Since
Peter D. Aquino	46	Mr. Aquino has served as RCN’s President and Chief Executive Officer since December 2004. Prior to joining RCN, Mr. Aquino served as a Senior Managing Director of Communication & Technology Advisors LLC (“CTA”), a telecom restructuring firm, from 2001 to August 2004. In August 2004, Mr. Aquino, through a company he formed at the time, was retained by RCN to perform consulting services relating to RCN’s market and network operations, customer care and execution of sales and marketing strategies. From January 1995 to 2001, Mr. Aquino served as Chief Operating Officer for Veninfotel, LLC, during which time he helped design, build, and operate a “triple play” integrated broadband company in Venezuela. Prior to 1995, Mr. Aquino spent 13 years with Bell Atlantic Corporation (now Verizon Communications Inc.) in various positions, including finance, regulatory, and corporate development. Mr. Aquino earned his M.B.A. at George Washington University in Washington, D.C.	2004

Benjamin C. Duster, IV	46	Mr. Duster is a senior advisor at Watermark Advisors LLC, an investment bank headquartered in Greenville, South Carolina. From October 2001 through May 2005, Mr. Duster was a partner at Masson & Company, LLC, an interim and crisis management and financial restructuring firm and has extensive experience in turnaround management and restructuring. From 1997 to 2001, Mr. Duster was a Managing Director at Wachovia Securities where he headed the Mergers & Acquisitions advisory business focusing on middle market companies. From 1980 to 1997, Mr. Duster was at Salomon Brothers Inc. where his positions included associate in Salomon’s proprietary Venture Capital Group and later, a Vice President in the Mergers & Acquisitions Group specializing in bankruptcy reorganizations, financial restructurings and acquisitions of distressed companies. Mr. Duster is a graduate of Yale College, Harvard Business School and Harvard Law School. He currently serves on the boards of Algoma Steel, Inc. as Chairman, Catalyst, Inc. as a member of the Board and River Cities Capital Fund as an Advisory Board member.	2004

Name of Director	Age		Director Since
Lee S. Hillman	51	Since February 2006, Mr. Hillman has served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in the United States. Since 2003, Mr. Hillman also has served as President of Liberation Investment Advisory Group and Liberation Management Services, both private management consulting firms. He has extensive experience in service industry crisis and turnaround management and financial restructuring. From 1991 to 1996, Mr. Hillman was Executive Vice President and Chief Financial Officer of Bally Entertainment Corporation, a publicly-traded diversified operator of hotels, casino resorts and other leisure properties, and from 1996 to 2002 he served as Chief Executive Officer, President and a director (and from 2000 to 2002 Chairman of the Board), of Bally Total Fitness Holding Corporation, a publicly-traded operator of health and fitness clubs. Mr. Hillman is a graduate of the Wharton School of Finance of the University of Pennsylvania and the Graduate School of Business of the University of Chicago. Mr. Hillman serves as a director of Lawson Products Inc. and a trustee of Adelphia Recovery Trust.	2004

Michael E. Katzenstein	47	Mr. Katzenstein is a Founding Partner of CXO, L.L.C., a turnaround management and advisory firm with national and international experience and practice concentrations which include telecommunications, technology and media, since 2001. Mr. Katzenstein also currently serves as Executive Vice President of Pacific Crossing Limited (“PCL”) and PC Landing Corp. as a function of a CXO engagement. Mr. Katzenstein also serves on the Board of Pacific Crossing U.K. Ltd., a U.K. subsidiary of PCL and PC-1 Japan, K.K., a Japanese subsidiary of PCL. The PCL family of companies conducts transpacific telecommunication services. During the last 5 years, Mr. Katzenstein has held leadership positions at numerous other CXO clients. Mr. Katzenstein began his career as a corporate attorney at a predecessor firm to Cooley Godward Kronish, LLP in New York City and was elected to partnership in 1993. In 1995 Mr. Katzenstein left private practice and became Vice President, Secretary and General Counsel of OpTel, Inc., a provider of integrated cable television, local and long distance telephone, and high-speed Internet services to the U.S. residential marketplace. He became President and CEO of OpTel in 1999 and led the company through a Chapter 11 restructuring that was completed in 2001. Mr. Katzenstein is a graduate of the State University of New York at Binghamton and Boston University School of Law.	2004

Name of Director	Age		Director Since
Theodore H. Schell	62	Mr. Schell is currently a Managing Director at Liberty Associated Partners LLP, prior to which he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. Mr. Schell served for 11 years as Senior Vice President of Strategy and Corporate Development and as a member of the Management Committee at Sprint Corporation. Before joining Sprint, Mr. Schell was the founder, President and CEO of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients. Mr. Schell is a graduate of Johns Hopkins University and the Johns Hopkins School of Advanced International Studies. He serves as a director of Comverse Technologies Inc. and as a senior advisor to national and international cable television and telecommunications companies.	2004

Daniel Tseung	36	Mr. Tseung is currently a Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, an Asian Internet infrastructure and services provider. He was previously a director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. He also currently serves as a director of Owens Corning and Chinacast Education Corporation. Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES

PROPOSAL 2

AMENDMENT TO 2005 STOCK PLAN

Our Board of Directors and stockholders previously adopted and approved the 2005 Stock Plan. An amendment to the 2005 Stock Plan was approved by our stockholders on June 6, 2006. We have used a substantial portion of the current authorized share pool under the 2005 Stock Plan for existing awards, including to those employees that became our employees as a result of our acquisition in 2006 of Con Edision Communications. As a result of this, and for the reason described in the following paragraph, on April 10, 2007, the Compensation Committee approved an amendment to the 2005 Stock Plan to increase the number of shares available for issuance under the 2005 Stock Plan from 4,836,619 to 7,000,000 shares.

Beginning in 2005, we changed our compensation philosophy with respect to our key employees to put more emphasis on equity compensation and less emphasis on cash compensation. As a result our key employees have received equity grants, many of which are subject to graduated vesting that will be completed in early 2008. In addition, we have provided an annual stock grant to our non-employee directors under this 2005 Stock Plan. As a result of our shift in compensation philosophy, additional shares are needed under the 2005 Stock Plan in order to provide the Compensation Committee the flexibility to continue to grant equity compensation having a proportion of stock options and restricted stock comparable to the Company’s historic equity compensation grants. In accordance with applicable rules of The Nasdaq Global Select Market (“Nasdaq”) rules, our Board is recommending that the stockholders approve the 2005 Stock Plan as so amended and restated.

Description of 2005 Stock Plan

The following is a summary of certain principal features of the 2005 Stock Plan. This summary is qualified in its entirety by reference to the complete text of the 2005 Stock Plan, which is attached to this Proxy Statement as Annex A. Stockholders are urged to read the actual text of the 2005 Stock Plan in its entirety.

Purpose. The purpose of the 2005 Stock Plan is to further the growth and profitability of RCN by increasing incentives and encouraging ownership of shares of Common Stock by RCN’s employees, independent contractors and Directors. The 2005 Stock Plan provides a means through which RCN and its subsidiaries and affiliates may attract key personnel (collectively, the “Participants”) to enter into and remain in the employ of RCN and its subsidiaries and affiliates, as well as to provide a means whereby those key persons upon whom the responsibilities of the successful administration and management of RCN rest, can acquire and maintain ownership of Common Stock, thereby strengthening their commitment to the success of RCN and promoting the mutuality of interests between Participants and RCN’s stockholders.

Administration. The 2005 Stock Plan has been and will continue to be administered by the Compensation Committee. References to the Compensation Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor committee. It is intended that each member of the Compensation Committee will qualify as a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (as used in this summary, the “Code”) and an “independent director” under the rules of any national securities exchange or national securities association, as applicable. Subject to the terms of the 2005 Stock Plan, the Compensation Committee is authorized to select persons eligible to receive Awards, as defined in the 2005 Stock Plan “Award(s)”, and to determine the form, amount, timing and other terms of the Awards to be granted. The Compensation Committee may delegate to one or more members of the Board or to officers of RCN its authorities regarding awards to individuals not subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Compensation Committee is authorized to interpret the 2005 Stock Plan and any Award Agreements issued under the 2005 Stock Plan, to adopt such rules and procedures as it may deem necessary or advisable for the administration of the 2005 Stock Plan, to interpret and amend any of such rules or procedures and to make all other decisions and determinations required pursuant to the 2005 Stock Plan or any Award Agreement or as the Compensation Committee deems necessary or advisable to administer the 2005 Stock Plan. The Compensation Committee’s determinations under the 2005 Stock Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Compensation Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any employee of RCN or any of its subsidiaries or affiliates, RCN’s independent certified public accountants or any executive compensation consultant or other professional retained by RCN to assist in the administration of the 2005 Stock Plan.

Shares Available for Awards. Subject to adjustment as described below under the heading “Changes in Capital Structure,” prior to the approval of the proposed amendment, the maximum number of shares of Common Stock available for the grant of Awards under the 2005 Stock Plan is 4,836,619 shares of Common Stock, of which approximately 427,000 shares of Common Stock are available for the grant of Awards as of the record date. Following the approval of the amendment, Awards representing an additional 2,163,381 shares would be available for approval by the Compensation Committee, bringing the total number of shares of Common Stock outstanding and available for issuance under the 2005 Stock Plan to 7,000,000 shares.

The Common Stock awarded or acquired upon the exercise of Awards under the 2005 Stock Plan may be authorized but unissued, authorized and issued shares reacquired and held as treasury shares, or any combination thereof. If any Award granted under the 2005 Stock Plan should expire, terminate, or be forfeited or canceled, the Common Stock subject thereto shall be released and shall again be available for the grant of new Awards under the 2005 Stock Plan. To the extent permitted by applicable law or exchange rules, Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by RCN or any of its subsidiaries or affiliates will not be counted against the Common Stock available for issuance under the 2005 Stock Plan.

Subject to adjustment as described below under the heading “Changes in Capital Structure,” the number of shares of Common Stock with respect to which Awards (other than restricted stock, restricted stock units and other stock awards that are not subject to the achievement of performance goals established by the Compensation Committee in accordance with Section 162(m) of the Code) may be made during any year to any person may not exceed 1,000,000 shares.

On April 10, 2007 the closing price of the Common Stock on the Nasdaq was $26.70.

Term of the 2005 Stock Plan. Unless earlier terminated by the Board, as described below under the heading “Amendment and Termination,” the 2005 Stock Plan will terminate on April 7, 2015, which is ten years after adoption by the Board, and no further Awards may be granted under the 2005 Stock Plan after that date. The termination (or early termination) of the 2005 Stock Plan will not affect any Awards granted prior to the termination (or early termination) of the 2005 Stock Plan.

Eligibility. The persons eligible to receive Awards under the 2005 Stock Plan are the directors, employees and independent contractors of RCN and any subsidiaries and affiliates who are designated by the Compensation Committee. Persons receiving Awards will enter into individual Award Agreements with RCN that contain the terms and conditions of the Award established by the Compensation Committee.

Stock Options. The Compensation Committee is authorized to grant stock options, including incentive stock options under Section 422 of the Code (“ISOs”), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options. The exercise price per share of Common Stock subject to an option is determined by the Compensation Committee, but must not be less than 100% of the fair market value of such share on the date of grant; provided, however, that with respect to a Participant that owns stock representing more than 10% of the voting power of all class of stock of RCN, the exercise price per share subject to an ISO shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. For purposes of the Plan, the term “fair market value” shall mean, except as otherwise specified in a particular Award Agreement, (a) while the Common Stock is traded on an established national or regional securities exchange, the closing transaction price of such Common Stock as reported by the principal exchange on which such Common Stock is traded on the date as of which such value is being determined or, if there is no reported transaction for such date, on the next preceding date for which a transaction was reported, or (b) if the Common Stock is not traded on an established national or regional securities exchange, the average of the bid and ask prices for the stock, where quoted for such stock. However, if “fair market value” cannot be determined under clause (i) or clause (ii) of the preceding sentence, or if the Compensation Committee determines in its sole discretion that the Common Stock is too thinly traded for “fair market value” to be determined pursuant to clause (i) or clause (ii) of the preceding sentence, “fair market value” shall be the value determined by the Compensation Committee, in its sole discretion, on a good faith basis.

The maximum term of each option, the period during which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be established by the Compensation Committee in the individual Award Agreements, except that no ISO may have a term exceeding 10 years and no ISO granted to a Participant who owns stock representing more than 10% of the voting power of all class of stock of RCN may have a term exceeding five years. Options may be exercised by payment of the exercise price in cash or, in the discretion of the Compensation Committee, either (i) by tendering previously acquired stock which has been held by the holder of the option for at least six months having an aggregate fair market value at the time of exercise equal to the aggregate exercise price of the stock with respect to which the option is to be exercised, or (ii) by any other means that the Compensation Committee, in its sole discretion, determines to both provide legal consideration for the stock and to be consistent with the purposes of the 2005 Stock Plan.

Stock Appreciation Rights. The Compensation Committee is authorized to grant Stock Appreciation Rights (SARs) entitling the Participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. The grant price of a SAR is determined by the Compensation Committee but must not be less than 100% of the fair market value of a share of Common Stock on the date of grant. SARs may be granted by themselves or in tandem with grants of stock options. The maximum term of each SAR, the periods over which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment generally are established by the Compensation Committee in the individual Award Agreements, except that no SAR granted in tandem with an option may have a term exceeding the term of the related option. SARs may be exercised by (i) delivery of a written notice of exercise, (ii) in the case of a tandem SAR, by surrendering any options which would be canceled by reason of the exercise of such SAR, or (iii) by executing such documents as RCN may reasonably request. Payment of the amount by which the fair market value of each SAR exercised exceeds the grant price shall be made, as determined by the Compensation Committee in its discretion, in cash, Common Stock, or a combination thereof, as set forth in the individual Award Agreement.

Restricted Stock and Restricted Stock Units. The Compensation Committee is authorized to grant awards of restricted stock and restricted stock units. A grant of restricted stock is an Award of Common Stock which may not be sold or disposed of prior to the end of a restricted period specified by the Compensation Committee. The Compensation Committee may set additional restrictions on restricted stock as it may deem advisable or appropriate in the individual Award Agreements. A Participant who has been granted restricted stock generally has the right to vote the stock, unless otherwise determined by the Compensation Committee. During the restricted period, Participants holding shares of restricted stock are entitled to receive all dividends and other distributions paid with respect to such shares, unless otherwise determined by the Compensation Committee. However, dividends and other distributions with respect to restricted stock that are paid in Common Stock will be held by RCN subject to the same restrictions that apply to the restricted Common Stock.

Restricted stock units are similar to restricted shares except that no Common Stock is actually awarded to the Participant on the date of grant. Instead, Common Stock is delivered to the Participant when all applicable terms and conditions specified under the Award have been satisfied. A holder of a restricted stock unit does not have voting rights or any entitlement to dividends or other distributions until the Common Stock is delivered in the future upon the completion of the restricted period.

In addition, the Compensation Committee may make restricted stock and restricted stock unit Awards that are subject to the achievement of performance goals as may be determined by the Compensation Committee and specified in the relevant Award Agreement. The performance goals may be based on the following factors: (a) net earnings (either before or after interest, taxes, depreciation and amortization), (b) economic value-added (as determined by the Compensation Committee), (c) sales or revenue, (d) net income (either before or after taxes), (e) operating earnings, (f) cash flow (including, but not limited to, operating cash flow and free cash flow), (g) cash flow return on capital, (h) return on net assets, (i) return on stockholders’ equity, (j) return on assets, (k) return on capital, (l) stockholder returns, (m) return on sales, (n) gross or net profit margin, (o) productivity, (p) expense, (q) margins, (r) operating efficiency, (s) customer satisfaction, (t) working capital, (u) earnings per share, (v) price per share of Common Stock, and (w) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee may determine performance goals in respect of the performance of RCN, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. The Compensation Committee, in its discretion, may adjust or modify the calculation of performance goals in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of RCN, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Awards contingent on performance goals granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by RCN under Section 162(m) of the Code. For purposes of Section 162(m) of the Code, the term “covered employee” means RCN’s chief executive officer and each other person whose compensation is required to be disclosed in RCN’s filings with the SEC by reason of that person being among the four highest compensated officers of RCN on the last day of a taxable year.

Other Stock Awards. The Compensation Committee is authorized to grant other types of Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Common Stock on such terms and conditions as may be established by the Compensation Committee in the relevant Award Agreement.

Tax Withholding; Other Terms of Awards. The Compensation Committee or the Board may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any share of Common Stock to be distributed will be withheld (or previously acquired Common Stock or other property be surrendered by the Participant) to satisfy withholding and other tax obligations. Awards granted under the 2005 Stock Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant’s death, except that a Participant may, unless otherwise specified in a particular Award agreement, transfer, without consideration, Awards other than ISOs to such Participant’s “immediate family” as defined in the 2005 Stock Plan.

Benefits to Directors, Named Executive Officers and Others. Future grants of Awards of restricted stock or stock options, if any, that will be made to eligible employees with respect to shares that are subject to stockholder approval are subject to the discretion of the Compensation Committee, and therefore, are not determinable at this time. All awards of stock options and restricted stock to the “Named Executive Officers” during 2006 are set forth in the table entitled “Grants of Plan Based Awards” on page 29. All awards of restricted stock to directors during 2006 are set forth in the director compensation discussion on page 34.

Changes in Capital Structure. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change of control or exchange of shares of Common Stock or other securities of RCN, or other corporate transaction or event (each a “Corporate Event”) affects the Common Stock such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2005 Stock Plan, the Board may, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of shares of Common Stock or other securities of RCN (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of shares of Common Stock or other securities of RCN (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the exercise price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

If RCN enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the shares of Common Stock, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event.

Amendment and Termination. The Board may amend, suspend, or terminate the 2005 Stock Plan or any part thereof, at any time and for any reason, subject to stockholder approval required by applicable law, rule or regulation, including Sections 162(m) and 422 of the Code and the rules of Nasdaq. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Stock Plan which might increase the cost of the 2005 Stock Plan. In addition, the Board may amend the 2005 Stock Plan and any Award Agreement, including, without limitation, retroactive amendments, without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code.

Federal Income Tax Consequences of Awards of Options. The following is a brief description of the United States federal income tax consequences generally arising with respect to Awards of options under the 2005 Stock Plan.

The grant of an option gives rise to no tax consequences for the Participant or RCN. The exercise of an option has different tax consequences depending on whether the option is an ISO or a non-qualified option. Upon exercising an ISO, the Participant recognizes no income for regular income tax purposes, but the option “spread” (the difference between the exercise price and the fair market value of the shares acquired upon exercise of the option) is taken into account in computing liability for the alternative minimum tax. Upon exercising a non-qualified option, the Participant recognizes ordinary income equal to the option “spread.”

The disposition of Common Stock acquired on exercise of an option may have different tax consequences depending on whether the option is an ISO or a non-qualified option and the timing of the disposition. On a disposition of Common Stock acquired on exercise of an ISO before the Participant has held those Shares for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “ISO holding periods”), the Participant recognizes ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price and (ii) the excess of the amount realized on the disposition of the Common Stock over the exercise price. On a disposition of Common Stock acquired on the exercise of a non-qualified option or on exercise of an ISO when the ISO holding periods have been met, the Participant will recognize capital gain or loss equal to the difference between the sales price and the Participant’s tax basis in the Common Stock. That gain or loss will be long-term if the Common Stock has been held for more than one year as of the date of disposition. The Participant’s tax basis in the Common Stock generally will be equal to the exercise price of the option plus the amount of any ordinary income recognized in connection with the option.

Section 409A of the Code provides that participants in certain “deferred compensation” arrangements will be subject to immediate taxation and, among other penalties, will be required to pay an additional 20% tax on the value of vested deferred compensation if the requirements of Section 409A are not satisfied. Options may be considered “deferred compensation” for purposes of Section 409A unless certain requirements are met. RCN expects that options granted under the 2005 Stock Plan will meet these requirements and will thus not be subject to Section 409A of the Code, but no assurances to this effect can be given.

RCN generally will be entitled to a tax deduction equal to the amount that the Participant recognizes as ordinary income in connection with an option. RCN is not entitled to a tax deduction relating to any amount that constitutes a capital gain for a Participant. Accordingly, RCN will not be entitled to any tax deduction with respect to an ISO if the Participant holds the shares for the ISO holding periods prior to disposing of the Common Stock.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation in excess of $1 million paid in any taxable year to a covered employee. Compensation that qualifies as “performance-based compensation”, however, is excluded from the $1 million deductibility cap. RCN intends that options and certain other Awards granted to employees whom the Compensation Committee expects to be covered employees at the time a deduction arises in connection with the Awards qualify as “performance-based compensation” so that deductions with respect to options and such other Awards will not be subject to the $1 million cap under Section 162(m) of the Code. Future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect the ability of RCN to ensure that options or other Awards under the 2005 Stock Plan will qualify as “performance based compensation” so that deductions are not limited by Section 162(m) of the Code.

Section 280G of the Code provides special rules in the case of “golden parachute” payments. Those rules could apply if, on a change in control of RCN, the acceleration of options or other Awards held by a Participant who is an officer, Director or highly-compensated individual with respect to RCN, and any other compensation paid to the Participant that is contingent on a change in control of RCN, has a present value of at least three times the Participant’s average annual compensation from RCN over the prior five years (the “average compensation”). In that event, the contingent compensation that exceeds the Participant’s average compensation, adjusted to take account of any portion thereof shown to be reasonable compensation, is not deductible by RCN and is subject to a nondeductible 20% excise tax, in addition to regular income tax, in the hands of the Participant.

The foregoing discussion, which is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2005 Stock Plan, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to Participants in the 2005 Stock Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2005 Stock Plan should consult a tax adviser as to the tax consequences of participation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS

VOTE “FOR” THE PROPOSAL TO AMEND THE 2005 STOCK COMPENSATION PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARDS THEREUNDER BY 2,163,381 SHARES.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Friedman LLP to serve as RCN’s independent registered public accountants for the fiscal year ending December 31, 2007. RCN is asking you to ratify this appointment, although your ratification is not required. Representatives of Friedman LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS

VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF FRIEDMAN LLP

TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF RCN FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2007.

CORPORATE GOVERNANCE

The Board of Directors is committed to corporate governance practices that ensure that the Company operates with the highest professional, ethical, and legal standards.

Corporate Governance Guidelines

RCN’s Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications of RCN’s directors and nominees, and corporate governance policies applicable to the Company’s day to day business operations. The corporate governance guidelines are posted under “Governance” section of our website under “Company” at www. rcn.com. The charters for each of the Committees can also be found in the “Governance” section of the Company’s website.

Code of Business Conduct

RCN adopted a revised Code of Business Conduct on April 7, 2005 that applies to all directors, officers and employees of RCN. This Code, can be found through RCN’s website at www.rcn.com (under “Company” and then “Governance”). If RCN makes any substantive amendments to this Code or grants to any of its executive officers or members of its Board of Directors any waiver, including any implicit waiver, from any of the provisions of this Code, RCN will disclose the nature of such amendment or waiver on its website or in a report on Form 8-K.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with RCN’s directors may address their correspondence to the Board, to a particular director, to the nonemployee directors or to any other group of directors or committee of the Board, in care of Benjamin R. Preston, General Counsel & Secretary, RCN Corporation, 196 Van Buren Street, Herndon, VA 20170. All such communications are reviewed promptly and, as appropriate, forwarded to either the Board, the relevant Committee(s) of the Board or individual Board or Committee member(s) based on the subject matter of the communication.

Director Independence

RCN’s Board of Directors has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the Directors, other than Peter D. Aquino and James F. Mooney, are independent from management under the standards set forth in RCN’s Corporate Governance Guidelines and that each is an

“independent director” as defined by the listing requirements of Nasdaq. As a result, RCN has a majority of independent directors on our Board of Directors as required by the listing requirements of Nasdaq.

Director Attendance

All Directors attended at least 75% of the Board of Directors meetings and meetings held by Committees of which they were members. In 2006, the Board of Directors met eight times, the Audit Committee met eight times, the Nominating/Corporate Governance Committee met three times and the Compensation Committee met five times. The Executive Committee did not meet during 2006. In addition, the Board of Directors believes it is important for its members to attend the annual meetings of stockholders of the Company and therefore the directors are encouraged to attend all annual meetings. All members of the Board attended the Company’s 2006 Annual Meeting.

Directors’ Compensation

See the Directors’ Compensation on page 34 for a discussion of directors’ compensation.

Committees

Committee Composition

RCN has established standing Audit, Compensation, Nominating/Corporate Governance, and Executive Committees. Set forth below is information on the composition of each committee.

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance	Executive

James F. Mooney (Chairman)				X (Ch.)
Peter D. Aquino				X
Benjamin C. Duster, IV	X (Ch.)
Lee S. Hillman			X (Ch.)	X
Michael E. Katzenstein	X	X	X	X
Theodore H. Schell	X	X (Ch.)
Daniel Tseung		X	X	X

Executive Committee

The Executive Committee, pursuant to the Executive Committee Charter, assists the Board of Directors in the oversight of RCN, including reviewing, evaluating and making recommendations or taking action on behalf of the Board regarding any such matters the Board delegates to the Executive Committee. The Executive Committee consists of the following five Directors: Mr. Mooney—Chairman, Mr. Aquino, Mr. Hillman, Mr. Katzenstein and Mr. Tseung.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee, pursuant to the Nominating/Corporate Governance Committee Charter, has responsibility for developing, reviewing and recommending to the Board of Directors, as part of the Corporate Governance Guidelines, the criteria for the selection of new members of the Board and its Committees. This includes criteria relating to conflicts of interest applicable to the members of the Board of Directors, expertise required for members of the Board of Directors and outside demands on members of the

Board of Directors, including other directorships. The Nominating/Corporate Governance Committee evaluates for the Board the Committee structure and effectiveness and frequency and productiveness of Board and Committee meetings. The Nominating/Corporate Governance Committee also evaluates and makes recommendations to the Board regarding the adequacy of corporate governance policies.

The Nominating/Corporate Governance Committee Charter requires the Committee to employ a process to identify and evaluate individuals qualified to become members of the Board of Directors, including individuals proposed for consideration by RCN’s stockholders and existing members of the Board of Directors. The Nominating/Corporate Governance Committee has developed an identification and evaluation process and intends for stockholder nominees to be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for the Nomination/Governance Committee’s consideration, stockholders should submit the candidate’s name, qualifications and other information as required by the Company’s Bylaws to RCN’s Secretary in writing at the following address: 196 Van Buren Street, Herndon, VA 20170. The Nominating/Corporate Governance Committee consists of the following three Directors, each of whom is independent, as defined under the listing standards of Nasdaq: Mr. Hillman—Chairman, Mr. Katzenstein and Mr. Tseung.

Compensation Committee

The Compensation Committee, pursuant to the Compensation Committee Charter, discharges the Board of Directors’ responsibilities on matters relating to the compensation of the Executive Chairman, the Chief Executive Officer and other senior executives. The Compensation Committee also has the responsibility to make recommendations to the Board of Directors on matters related to Director compensation, and to review plans concerning the orderly succession of senior officers and key management personnel. The Compensation Committee also administers the 2005 Stock Plan and Senior Executive Annual Bonus Plan. The Compensation Committee consists of the following three Directors, each of whom is independent, as defined under the listing standards of Nasdaq: Mr. Schell—Chairman, Mr. Katzenstein and Mr. Tseung.

Audit Committee

The Audit Committee, pursuant to the Audit Committee Charter, has responsibility for overseeing and evaluating (1) the integrity of RCN’s financial statements, (2) RCN’s compliance with legal and regulatory requirements, (3) the qualifications and independence of RCN’s independent auditors and (4) the performance of RCN’s internal audit function and independent auditors. In addition, the Audit Committee prepares an Audit Committee Report as required by the SEC, which is included herein. The Audit Committee consists of the following three Directors, each of whom is independent, as defined by applicable SEC rules and the listing standards of Nasdaq: Mr. Duster—Chairman, Mr. Katzenstein and Mr. Schell.

The Board of Directors has determined that Mr. Duster is an “audit committee financial expert,” as defined under applicable rules of the SEC.

Related Party Transaction Policy and Certain Transactions

The Board of Directors has adopted Related Party Transaction Policies and Procedures (the “Related Party Transaction Policy”). Pursuant to the Related Party Transaction Policy, the Nominating/Corporate Governance Committee will review all transactions in which any of RCN’s directors, director nominees, significant shareholders and executive officers and their immediate families are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel, Compliance Officer and/or the Nominating/Corporate Governance Committee of any proposed transaction involving RCN in which such person has a direct or indirect material interest. Such transaction is then reviewed by the Nominating/Corporate Governance Committee, which determines whether or not to approve the transaction based on the following criteria:

•	the nature of the related person’s interest in the relationship or transaction;

•	the material terms of the transaction, including the amount and type of payments or other consideration received by participants in the transaction;

•	the importance of the relationship or transaction to the related person;

•	the importance of the relationship or transaction to the Company;

•	whether the transaction would impair judgment of a director or executive officer to act in the Company’s best interests.

After such review, the Nominating/Corporate Governance Committee approves the transaction only if it determines that the transaction is in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee reports the results of its review to the full Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the table below is information as of March 31, 2007 with respect to the number of shares of Common Stock beneficially owned by: (1) each person or entity known by RCN to own more than 5% of the Common Stock; (2) each Director of RCN and director nominee; (3) each of the Executive Officers named below; and (4) all Directors and Executive Officers as a group. Unless otherwise indicated below, the address for the individuals listed is c/o RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170. To RCN’s knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person’s or entity’s name.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares (2)
James F. Mooney	574,125		1.5%
Peter D. Aquino	414,849		1.1%
Michael T. Sicoli	177,238		*
Benjamin C. Duster, IV	33,666		*
Lee S. Hillman	34,766		*
Michael E. Katzenstein	33,466	(3)	*
Theodore H. Schell	30,931		*
Daniel Tseung	29,866		*
John D. Filipowicz	83,666		*
PK Ramani	83,666		*
Richard Ramlall	73,666		*
Benjamin R. Preston	51,666		*
Leslie J. Sears	10,000		*
Directors and executive officers as a group (13 persons)	1,631,571		4.2%
The Altar Rock Fund L.P., Tudor Proprietary Trading L.L.C., Tudor Investment Corporation, Paul Tudor Jones, II, The Tudor BVI Global Portfolio Ltd. and The Raptor Global Portfolio Ltd.	7,173,512	(4)	19.03%
JGD Management Corp.	3,266,659	(5)	8.6%
Jana Partners LLC	2,483,496	(6)	6.6%
D.E. Shaw and David E. Shaw	2,002,814	(7)	5.3%
Dimensional Fund Advisors LP	2,109,052	(8)	5.6%

*	Less than 1%.
(1)	Represents shares of Common Stock held and/or options held by such individuals that were exercisable at the date specified above or within 60 days thereafter. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of Common Stock.
(2)	Except as otherwise indicated, for each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares outstanding as of March 31, 2007 (37,694,764) plus the number of shares of Common Stock that were not outstanding but which such person or group had the right to acquire within 60 days after March 31, 2007.
(3)	All unrestricted shares of Common Stock beneficially owned by Mr. Katzenstein are owned of record by CXO, L.L.C., the turnaround management and advisory firm in which he is a partner.
(4)

Based on information provided in the Form 4 filed by the reporting persons on October 30, 2006 (the “Tudor Form 4”) as of October 11, 2006 Tudor BVI Global Portfolio (“BVI”) directly owned 1,179,555 shares of Common Stock, Tudor Proprietary Trading L.L.C. (“TPT”) directly owned 631,940 shares of Common Stock, Raptor Global Portfolio, Ltd. “(Raptor”) directly owned 5,303,727 shares of Common Stock and the Altar Rock Fund, L.P. (“ Altar Rock”) directly owned 58,290 shares of Common Stock. According to the Tudor Form 4, Tudor Investment Corporation (“TIC”) is general partner, investment advisor or trading advisor to BVI, Raptor and Altar Rock, and is an affiliate of TPT and TIC may be deemed to beneficially own the shares of Common Stock and Convertible Notes owned by each such reporting person. According to the Tudor Form 4, Paul Tudor Jones, II is the controlling stockholder of TIC and the indirect principal equity owner of TPT, and Mr. Jones may be deemed to beneficially own the shares of Common Stock and Convertible Notes deemed beneficially owned by each such reporting person. In the Tudor Form 4, Mr. Jones expressly disclaimed any beneficial ownership of any securities held or beneficially owned by any of the other filing parties. The mailing address for Altar Rock, TPT, TIC and Mr. Jones is c/o Tudor Investment Corporation, 1275 King Street, Greenwich, Connecticut, 06831.

(5)

Based on information provided in the Schedule 13G/A filed by the reporting persons on February 14, 2007 (the “York 13G”). As of December 31 2006, 268,827 shares of Common Stock were directly owned by York Capital Management, L.P.; 1,023,824 shares of Common Stock were directly owned by York Investment Limited; 504,520 shares of Common Stock were directly owned by York Select, L.P.; 533,894 shares of Common Stock were directly owned by York Credit Opportunities Fund, L.P.; 406,116 shares of Common Stock were directly owned by York Select Unit Trust; 300,560 shares of Common Stock were directly owned by York Global Value Partners, L.P.; and 229,418 shares of Common Stock were directly owned by certain other accounts. The mailing address for these stockholders is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(6)	Based on information provided in the Schedule 13G/A filed by the reporting person on February 3, 2007 (the “Jana 13G”). The information is reported as of December 31 2006. The mailing address for Jana Partners LLC is 200 Park Avenue, New York, NY 10166.
(7)

Based on information provided on Schedule 13 G filed by the reporting person on February 14, 2007. The amount reported as beneficially owned by D.E. Shaw & Co., L.P. (“DESCO LP”) includes shares indirectly beneficially owned through a convertible note held by a derivative counterparty, which reporting persons believe may hold the note or shares as a hedge to the derivative instrument, and therefore the shares into which such convertible note may be converted is not directly or indirectly owned by the reporting persons. The shares beneficially owned is as follows: DESCO LP, as investment adviser to D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), beneficially owns (i) 836 shares in the name of D.E. Synoptic Portfolios, L.L.C., and (ii) 73,850 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., and (iii) 1,928,128 shares, including indirect exposure to shares through a derivative instrument, in the name of D.E. Shaw Laminar Portfolios, L.L.C. David E. Shaw, by virtue of his position as President and sole shareholder of D.E. Shaw and Co. II, Inc., which is the managing member of D.E. Shaw & Co., L.L.C., has beneficial ownership of the following shares: “), beneficially owns (i) 836 shares in the name of D.E. Synoptic Portfolios, L.L.C., and (ii) 73,850 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., and (iii) 1,928,128 shares, including indirect exposure to shares through a derivative instrument, in the name of D.E. Shaw Laminar Portfolios, L.L.C. The reporting persons disclaim beneficial ownership of their respective amount of such shares. The mailing address for D.E. Shaw & Co., L.P. is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036.

(8)	Based on information provided in the Schedule 13G filed by the reporting person on February 1, 2007 (the “Dimensional 13G”). Dimensional serves as an investment advisor to four investment companies and certain commingled funds and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the of the Company held by the Funds. However, all securities reported by the reporting person are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The mailing address for Dimensional 1299 Ocean Avenue, Santa Monica, California 90401.

EXECUTIVE OFFICERS

James F. Mooney, 52, serves as Chairman. See Proposal 1—Election of Directors for Mr. Mooney’s biographical information.

Peter D. Aquino, 46, serves as President and Chief Executive Officer. See Proposal 1—Election of Directors for Mr. Aquino’s biographical information.

Michael T. Sicoli, 36, serves as Executive Vice President and Chief Financial Officer. Prior to joining RCN in May 2005, Mr. Sicoli spent over seven years at Nextel, where he held a number of positions of increasing authority within the company’s finance organization, including his most recent position of Vice President & Assistant Treasurer, which he held since 2002. Prior to joining Nextel, he worked for both Deloitte Consulting and Accenture in Washington, D.C. Mr. Sicoli holds an M.B.A. from The University of Virginia, Darden Graduate School of Business Administration, and a B.A. in Economics from The College of William and Mary.

John D. Filipowicz, 47, serves as President, Residential Markets and has served in various capacities at RCN and its predecessor companies since 1988. Prior to serving in his current role, Mr. Filipowicz was Senior Vice President, Operations from March 2004 to January 2007 and served as Senior Vice President and General Manager of our Philadelphia market from February 2003 to March 2004. From June 2001 to February 2003, Mr. Filipowicz was Senior Vice President and Chief Administrative Officer. In addition, Mr. Filipowicz has held several other positions at RCN, including Senior Vice President of Human Resources. Mr. Filipowicz holds a J.D. from Thomas M. Cooley Law School and a B.A. in government from St. Lawrence University.

Benjamin R. Preston, 35, has served as our Senior Vice President, General Counsel, and Secretary since April 2006. From January 2004 through April 2006, Mr. Preston was Principal Counsel, Corporate Development & Finance of XO Communications, Inc., a competitive telecommunications carrier. Prior to joining XO, Mr. Preston practiced corporate and securities law at Sidley Austin LLP. Mr. Preston holds a J.D. from Georgetown University Law Center, an M.B.A. from Georgetown University, McDonough Graduate School of Business, and a B.A. from the University of Massachusetts-Amherst.

PK Ramani, 49, serves as Senior Vice President and Chief ServiceOfficer and has served in various capacities at RCN since 1999. Prior to serving in his current role, Mr. Ramani was Senior Vice President and General Manager of our New York Market from October 2003 to March 2007 and Senior Vice President, Operations Support, with responsibility for managing RCN’s Customer Care and Information Technology groups from June 2001 to October 2003. From May 1999 through June 2001, Mr. Ramani was Senior Vice President of Customer Care. Mr. Ramani holds an M.B.A. from the New York Institute of Technology.

Richard Ramlall, 49, serves as Senior Vice President, Strategic and External Affairs. Prior to joining RCN in March 2005, Mr. Ramlall served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC (a division of New York based venture capital firm Spencer Trask & Company) based in Reston, Virginia, from June 1999 to March 2005. From March 1997 to June 1999, Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Prior to that, Mr. Ramlall was Executive Director for International Business Affairs for Bell Atlantic International and spent over 18 years at Bell Atlantic. In 1990, Mr. Ramlall was selected to serve a one year appointment under the Presidential Exchange Executive Program of the White House. Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

Leslie Sears, 41, serves as our Senior Vice President and Controller and has served in that role since May 2006. Prior to joining RCN, Ms. Sears served as Assistant Controller at Gannett Co., Inc. from June 1998 to May 2006. Ms. Sears served in various audit functions at PriceWaterhouseCoopers, LLP from August 1989 to June 1998. Ms. Sears received her B.S. degree in Accounting from the University of Virginia and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Company’s President and Chief Executive Officer is Peter D. Aquino, and its Executive Vice President and Chief Financial Officer is Michael T. Sicoli. Mr. Aquino and Mr. Sicoli, together with James F. Mooney, our Chairman, Mr. John D. Filipowicz, our President—Residential Markets and Richard Ramlall, our Senior Vice President, External and Strategic Affairs, are our “Named Executive Officers.” In addition, we also include among our Named Executive Officers Timothy James Dunne, our former Executive Vice President, who left the Company in July 2006.

Background

On May 27, 2004, RCN and four of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (referred to herein as the “Bankruptcy Court”) and on August 5 and August 20, 2004, five additional subsidiaries of RCN filed voluntary petitions for reorganization under Chapter 11 (all ten collectively referred to as the “RCN Debtors”). On December 21, 2004, the RCN Debtors’ joint plan of reorganization became effective and the RCN Debtors emerged from Chapter 11 protection. As part of this plan of reorganization, many of the senior executives of RCN prior to the bankruptcy, including the former Chief Executive Officer, ceased to serve in such roles, and an entirely new Board of Directors was appointed.

During the period that we were preparing to emerge from bankruptcy, questions about the Company’s financial and competitive viability persisted in the marketplace due to the Company’s declining revenues, indebtedness, negative cash flow, and the uncertain competitive environment. Given the high degree of risk associated with the Company at that time, the Company determined that, in order to recruit executives capable of reversing the Company’s direction, we would be required to offer sufficient compensation to offset any perceived professional risk. Mr. Mooney and Mr. Aquino were executives experienced in the restructuring of distressed businesses, and Mr. Aquino had been retained by the Company’s creditors during the Company’s bankruptcy to provide restructuring guidance to the prospective new owners. It was in this context that the Company negotiated contracts with both Messrs. Mooney and Aquino prior to RCN’s emergence from bankruptcy.

Upon exiting bankruptcy in 2005, a new Board of Directors was nominated. The new Board, upon confirmation of their appointment, retained a compensation consultant to determine whether or not any modifications to the contracts with Mr. Mooney, as the Company’s Chairman, and Mr. Aquino, as the Company’s President and Chief Executive Officer were appropriate in light of the Company’s financial and competitive risk position. Following a renegotiation of several of the terms with Messrs. Mooney and Aquino, the Company entered into employment agreements with Mr. Mooney, as Executive Chairman, and Mr. Aquino, as President and Chief Executive Officer, each of which obligated the Company to pay to each an annual base salary of $540,000 and a target annual bonus of $270,000. We believe that the total compensation opportunity, inclusive of equity compensation, for Messrs. Mooney and Aquino while above the median compensation opportunity available to executives at other companies within their industry, is appropriate and competitive on a risk-adjusted basis, given both the profile of the Company and the proportion of the compensation that is performance based.

Because we believed that the Company faced unique challenges, presented a high degree of professional risk, and lacked suitable “peer group” companies given its financial situation, and because the Board was newly acquainted with the executive team, the Board determined to “baseline” all Executive Vice Presidents and Senior Vice Presidents by providing them with a substantially similar total compensation package at each level, comprised of cash and non-cash compensation, that, in our general experience, was consistent with the Company’s overall compensation philosophy.

Compensation Philosophy

The Board of Directors seeks to attract and retain senior executives who possess the leadership and managerial skills to develop corporate strategy and to execute that strategy successfully under the oversight of the Board of Directors. The Compensation Committee therefore designs compensation programs that offer total compensation opportunities substantial enough to attract and retain talented executives, but which are closely tied to the Company achieving performance milestones identified by the Board of Directors. The Company has established pay-for-performance compensation programs for all levels within RCN, including the Named Executive Officers. For our named executive officers who perform their jobs at a corporate level, we design the incentive compensation to reward Company-wide performance. The design of the incentive compensation program for these executive officers differs with those officers and employees who operate at a market level, for whom we design incentive compensation to reward achievement of a combination of both Company-wide objectives and geographic market or other functional objectives within the operational areas of the relevant employees. For 2006, all of the Named Executive Officers other than Mr. Filipowicz were awarded incentive compensation based on Company-wide objectives. During 2006, Mr. Filipowicz functioned primarily as the general manager of the Pennsylvania market and was therefore awarded incentive compensation based on a combination of both Company-wide objectives and the performance of our Pennsylvania market. The Compensation Committee annually reevaluates the Company’s strategic objectives and the performance of the executive team, and if necessary, makes compensation adjustments that it believes necessary to keep management incentives aligned with Company objectives, while assuring the retention of key employees.

In 2005 and 2006, we offered a total compensation opportunity to senior executives with significant components linked to achieving the Company’s restructuring objectives that we believed on a risk-adjusted basis was competitive with that offered by other comparable companies that present a lower level of professional risk to executives. Also, because our senior executive team began implementing initiatives in 2005 that we expected to require greater than one year to demonstrate results, such as the redesign of our internal control environment, we designed our compensation programs (primarily through the equity compensation component of total compensation) to provide a majority of the total compensation opportunity to executives for the achievement of objectives over the medium to long term, rather than through achievement of short term objectives. Our compensation programs consist of the following components:

•	base salary;

•	short-term bonus; and

•	equity compensation.

Our compensation programs deemphasize short-term, cash compensation (base salaries and annual cash bonuses), and we seek to pay short-term compensation at or below the average short-term compensation paid to executives at comparable companies. Our compensation programs emphasize long-term, non-cash compensation, and we seek to offer long-term compensation having a potential realizable value at or above the average fair value of equity compensation paid to executives at comparable companies. The Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook, as independent executive compensation consultants in 2006 to provide benchmarking data and analysis to assist with designing and implementing compensation programs that are consistent with this philosophy for 2007. We benchmarked ourselves against the following companies: Alaska Communications, Boardwing Corp, Cincinnati Bell, Citizens Communications, Earthlink, FairPoint Communications, General Communications, Knology, Time Warner Telecom, US LEC, Vonage and XO Holdings. In addition, we also considered other compensation research with respect to technology and communications businesses generally to tailor the compensation determinations for our Named Executive Officers appropriately given the unique competitive and financial risks of our business.

The Company annually reviews the compensation payable to each Named Executive Officer and senior executive for the coming year. In the case of Mr. Mooney and Mr. Aquino, however, compensation levels are fixed through December 31, 2007 in accordance with the terms of their three-year employment agreements (see “Executive Employment Agreements” below). When the Company evaluates compensation for senior executives, it considers the following factors:

•	overall performance and effectiveness;

•	increases or decreases in functional responsibilities from prior years;

•	remaining unvested equity compensation;

•	the availability of qualified successors to the executive; and

•	developments in compensation practices at comparable companies, as well as at other companies that that pose a recruitment threat to us for our key employees.

In general, the Chairman and the Chief Executive Officer make compensation recommendations to the Compensation Committee and the Board of Directors for the other Named Executive Officers. The Compensation Committee, in consultation with independent executive compensation consultants retained by the Committee, adopts compensation levels for the coming year with any modifications to management’s recommendations that the Committee deems appropriate. To the extent that compensation matters arise with respect to the Chairman or Chief Executive Officer that are not covered by the related executive employment agreements, the independent members of our Board of Directors determine the compensation of our Chief Executive Officer (with advice from our Chairman), and our Chairman.

Components of Executive Compensation

Salary. As discussed above, base salary is one component of the Company’s overall compensation program, with the objective to have the base salary established at rate that is at or below the average base salary paid to executives at comparable companies. Other than with respect to Mr. Mooney and Mr. Aquino, who have contractual rights to a base salary of $540,000 per year through December 31, 2007, we generally provide a base salary to our Named Executive Officers intended to be commensurate with such executives’ rank and responsibilities (and consistent with our overall compensation philosophy). In 2006, the Compensation Committee approved base salaries for all of the Named Executive Officers other than Mr. Mooney and Mr. Aquino of between $185,000 and $225,000 (and has made periodic changes in compensation for individual executives based on performance). We believe that such compensation levels are consistent with our philosophy to pay base salary at or below the average base salary paid at comparable companies, and we believe that maintaining relatively uniform salaries among executives, particularly during periods of substantial business process restructuring, helps maintain management focus on critical initiatives. For 2007, as RCN completes its business restructuring and shifts to business processes characteristic of more stable companies, we evaluated executive compensation with the assistance of Cook and adopted an approach for setting executives’ base salary and other forms of compensation that was more tailored to the individual executive, including an annual evaluation of the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the importance of the individual to the strategic plan of the Company, the ability to replace the individual, the base salary of the individual at his prior employment and the availability of well-qualified candidates to replace that individual. As a result of this approach, our Named Executive Officers other than Mr. Mooney and Mr. Aquino will earn an annual salary in 2007 ranging from $215,000 to $275,000.

Annual Bonus. Annual, short-term cash bonuses are intended to reward the Named Executive Officers (and the other senior executives of the Company) for performance during the year, and are paid upon the achievement by the Company of objectives determined by the Board of Directors at the beginning of the year. Except as provided in the executive employment agreements for Messrs. Mooney and Aquino, which provide a target of

50% of base salary, annual bonuses for each executive is determined as a percentage of the executive’s base salary . For the Named Executive Officers other than Messrs. Mooney and Aquino, the target bonuses were set at 35-40% of base salary. We believe that annual bonus we paid in 2006 to the for other Named Executive Officers is consistent with our philosophy to pay annual bonuses in amounts at or below the average annual bonuses paid at comparable companies.

For 2006, the Company adopted the 2006 Short Term Incentive Plan, or the 2006 Bonus Plan, which resulted in the payment of bonuses to the Named Executive Officers in the aggregate amount of $1,042,407. The 2006 Bonus Plan included Company-wide performance metrics with the aggregate bonus opportunity weighted as follows:

Performance Metric	Percentage of Annual Bonus
2006 Revenue	25%

EBITDA	50%

EBITDA less capital expenditures	25%

We selected these performance metrics because each metric corresponds to a distinct business objective of the Company in 2006. “Revenue” represents overall growth in the business, “EBITDA” represents improved operating margins and ability to deliver services cost-effectively, and “EBITDA less capital expenditures” approximates the Company’s free cash flow, a primary metric of financial health. While we believed that the specific goals of each metric were achievable at the time established, the Company was required to exceed the prior year’s financial performance and meet the strategic operating objectives set by the Board of Directors in order to receive any payment under the 2006 Bonus Plan. In addition to 2006 annual bonuses paid in respect of Company-wide performance metrics, we also conditioned half of the annual bonus for market-level, management employees on the revenue and EBITDA of their specific geographic market. If the Company exceeded the performance metrics, the Bonus Plan provided for the payment of greater than 100% of the prescribed bonus amount, up to but not exceeding 150% of the prescribed bonus amount. In 2006, we paid 115% of the aggregate annual bonus target amount due to (i) 2006 reported revenue of $617 million, (ii) 2006 EBITDA of $132 million, and (iii) 2006 EBITDA less capital expenditures of $43 million.

In January 2007, the Compensation Committee approved the financial objectives for the bonus plan for the 2007 Bonus Plan for fiscal year 2007. As in 2006, the bonus opportunities for each of our Named Executive Officers is based on the achievement by the Company of financial goals established by the Board of Directors, subject to future adjustment based on individual performance. However, for 2007, the financial measures will be based, in part, on free cash flow rather than EBITDA less capital expenditures due to external reporting and tracking of free cash flow in the financial markets as a key indicator of the Company’s performance. In addition, all financial measures will be equally weighted. The performance metrics for 2007 are set forth below:

Performance Metric	Percentage of Annual Bonus
Revenue	33%

EBITDA	33%

Free Cash Flow	34%

This change in the performance metrics is intended to better align corporate executives’ actions with those of the Company’s long term strategy to enhance revenue through customer growth by building out in our existing areas while continuing to retain our current customers.

Equity Compensation. The Company established the 2005 Stock Plan in June 2005. The 2005 Stock Plan is the primary means by which we provide long-term compensation, and is intended to further the growth and profitability of RCN by increasing incentives and encouraging ownership of shares of Common Stock by RCN’s executives, employees, and Directors. The 2005 Stock Plan is also a primary compensation platform by which RCN can attract and retain key executives and link executive performance to stockholder return. In designing equity compensation programs, we believe that the compensation of our senior-most executives—the executives who have the greatest ability to influence our performance—should have substantial performance-based vesting criteria, whereas lower-level executives who execute the initiatives of our senior team should generally have time-based vesting criteria.

Under the terms of the 2005 Stock Plan, the Company can, among other instruments, issue options to purchase Common Stock as well as shares of Common Stock that during their vesting period can not be sold for prescribed periods, which we refer to as restricted stock. The option grants and grants of restricted stock made to each of the Named Executive Officers are set forth below in the “Grants of Plan Based Awards” table. We believe that the stock option grants and restricted stock grants made to the Named Executive Officers are consistent with our philosophy to provide equity compensation with potential realizable value at or above the average fair value of equity compensation granted at comparable companies. We believe that delivering a substantial equity stake in the Company’s success to our senior executives is the most effective means of aligning the interests of our management and stockholders. In general, grants of stock options and restricted stock under the 2005 Stock Plan are subject to vesting over three years, although we have approved shorter vesting periods when we believe that the recipient’s service period commenced substantially earlier than the grant date. In addition, approximately 50% of the stock options and restricted stock granted to Messrs. Mooney, Aquino, and Sicoli are subject to vesting based on the Compensation Committee determining that specified performance milestones have been reached.

The Compensation Committee determines stock option grants to each of the Named Executive Officers and other executives, and generally considers making a grant to an executive when the executive does not have, or will not have in the near future, substantial unvested equity compensation that the Committee believes sufficient to retain and provide incentive to the executive. In general, we prefer to issue stock options rather than restricted stock because stock options convey value only as our Common Stock price appreciates. However, we will issue restricted stock, particularly to our senior executives, and sometimes such awards are performance-based in order to assure that they are “earned” based on performance, rather than being conveyed simply as a function of time. The use of restricted stock can provide equal or greater incentive to employees but with diminished dilution impact on the Company’s stockholders. During 2006, Mr. Aquino and Mr. Sicoli each received a bonus grant of 10,000 shares of restricted stock in connection with the consummation of the sale of RCN’s interests in Megacable, S.A. de C.V. and Megacable Communicaciones de Mexico S.A.

We grant equity compensation only during periods where the Company’s window for trading the Common Stock is open pursuant to our Insider Trading Policy (which is formerly entitled “the Company’s Trading Policies and Procedures & Section 16 Reporting and Filing Responsibilities”), other than when the Compensation Committee determines that a grant is necessary in connection with new hires or promotions. Because the Compensation Committee’s schedule is generally determined months in advance of its meetings, the proximity of any awards to earnings announcements or other market events is coincidental.

Other Benefits

The Company also provides benefits to its Named Executive Officers in the form of life insurance and a matching contribution to the Company’s 401(k) plan. The Company provides life insurance benefits equal to two times the Named Executive Officer’s base salary. Furthermore, the Company provides a matching benefit to the Named Executive Officers’ contributions to the Company 401(k) plan equal to 100% of the first three percent of contributions and 50% of the next two percent, for a total potential matching contribution of four percent. The company contributions are 100% vested when made.

Severance Payments

With respect to senior management, including Named Executive Officers, the Company provides severance benefits since it believes that it may be difficult for such executives to find comparable employment within a short period of time following termination of employment, particularly because such executives are limited by non-competition covenants. Upon termination of employment (other than for cause), Messrs. Mooney and Aquino are entitled to severance payments under the their respective executive employment agreements that include up to two years of continuation of salary, annual bonus, and health benefits. With respect to other executives, Mr. Sicoli is entitled under his employment letter to a lump sump severance payment upon termination (other than for cause) equal to one year’s annual salary unless RCN adopts a severance policy for Executive Vice Presidents that alters that severance payment. Mr. Sicoli is also entitled to continued health insurance benefits during the severance period. RCN maintains severance guidelines administered by the Compensation Committee that entitle the other Named Executive Officers (for terminations other than for cause) to receive a lump-sum, cash severance payment in the amount of six months of their then applicable base salaries.

Change of Control

On April 7, 2006, the Company adopted the RCN Corporation Change of Control Severance Plan, or the “Severance Plan”, in which the Named Executive Officers other than Messrs. Mooney, Aquino, and Sicoli are participants. The purpose of the Severance Plan is to encourage the Named Executive Officers to remain with the Company until any change of control is completed, and to provide the Named Executive Officers with adequate resources to support themselves during the period of time after a change of control during which they would seek new employment. The Severance Plan contains a “double trigger” in that benefits thereunder are triggered following both the occurrence of a change of control and the occurrence of a qualifying termination prior to April 7, 2008.

In general, a “change of control” under the Severance Plan occurs when: (i) any person is or becomes a beneficial owner of 50% or more of RCN’s voting stock, (ii) any merger, consolidation or other similar corporate transaction is consummated or all or substantially all of the assets of RCN are disposed of, in each case subject to certain exceptions, (iii) a majority of the Board consists of individuals other than incumbent Directors (meaning members of the Board on January 1, 2005 or any successor to any such individual if such successor was approved by a majority of the directors who then comprised the incumbent Directors or (iv) RCN adopts any plan of liquidation providing for the distribution of all or substantially all of its assets. In addition, in general, a “qualifying termination” means a termination of employment that entitled a participant to severance benefits provided for under the Severance Plan. In the event that both triggers occur, a participant is entitled to continued payment of base salary for twelve months, a pro rated annual bonus (based on an assumption that the target bonus is achieved), and accelerated vesting of all unvested, outstanding equity compensation. The Severance Plan would supersede the Company’s ordinary severance guidelines described above, such that participants in the Severance Plan would be paid severance benefits under either the Severance Plan or the Company’s ordinary severance guidelines, not both.

Pursuant to their respective employment agreements, each of Mr. Mooney, Mr. Aquino, and Mr. Sicoli are entitled to automatic accelerated vesting of all unvested, outstanding equity compensation upon the occurrence of a change of control. In addition, if following a change of control, Messrs. Mooney and Aquino terminate their agreements for good reasons, then they would each be entitled to continued payment of base salary and annual bonus for a two-year period at the rates prescribed in their respective executive employment agreements. If following the occurrence of a change of control, Mr. Sicoli terminated his agreement for good reason, he would be entitled to a lump-sum cash severance payment equal to one year of his then-applicable base salary.

As compared to the Severance Plan above, a “change of control” is defined slightly differently under Messrs. Mooney’s and Aquino’s executive employment agreements and in the other plans and agreements applicable to our senior executives. Generally, a change of control is deemed to occur if:

•	any previously unaffiliated party acquires 50% or more of our voting shares;

•	any merger, asset acquisition, or equity purchase occurs following which our current stockholders no longer hold more than 50% of the voting interests of the post-transaction company;

•	a majority of our Board of Directors becomes constituted by individuals other than incumbent members of our Board of Directors; or

•	we adopt a plan of liquidation or winding-up of our business.

Set forth below are the severance and change of control benefits payable to the Named Executive Officers, assuming that a change of control had occurred on December 31, 2006 at a transaction price of $30.15 per share of Common Stock, the closing price of Common Stock on the Nasdaq on December 29, 2006.

Executive	Severance ($)		Accelerated Equity Compensation Value (1)		Total Equity Compensation Value (1)	Tax-Related Gross Up (2)	Continued Medical Benefits ($)
James F. Mooney	1,507,619	(3)	6,077,783	(4)	9,116,733	2,024,411	0	(5)
Peter D. Aquino	1,507,619	(3)	5,163,750	(6)	7,594,895	1,790,236	18,541
Michael T. Sicoli	385,000	(7)	2,856,102		4,133,373	888,157	9,271
John D. Filipowicz	276,750	(7)	534,465		801,680	—	9,271
Richard Ramlall	270,000	(7)	534,465		801,680	—	6,866
Timothy James Dunne	—		—	(8)	—

(1)	Based on the difference between stock option exercise price and an assumed transaction price of $30.15 per share, and not giving effect to any applicable Federal, state, or local taxes applicable to such proceeds
(2)	Represents payments to which executive is entitled pursuant to his employment agreement with the Company. Actual amounts that will pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or change of control and may differ materially from the amounts set forth in the table. Does not include any cost to the executive of non-competition or other restrictive covenants.
(3)	Assuming that Mr. Mooney or Mr. Aquino were terminated concurrent with a change of control, his severance is reflected as being equal to two years of salary and bonus, and includes the 100% bonus attributable to 2006 of $270,000.
(4)	Based on an assumed market price of $30.15, equity valued at $1,519,475 vested on January 1, 2007, one day following the assumed change of control date set forth in this table, and an additional $1,519,475 in value of equity vested on March 12, 2007, the date that the Company was determined to have met its performance objectives for performance-based vesting provisions of Mr. Mooney’s equity compensation grants. In addition, Mr. Mooney possesses options to purchase 231,801 shares of Common Stock that are exercisable at a price of $31.47. No value has been ascribed to those options in this table.
(5)	Mr. Mooney has waived medical benefits for 2006 and 2007.
(6)	Based on an assumed market price of $30.15, equity valued at $1,215,572 vested on January 1, 2007, one day following the assumed change of control date set forth in this table, and an additional $1,316,092 in value in equity vested on March 12, 2007, the date that the Company was determined to have met its performance objectives for performance-based vesting provisions of Mr. Aquino’s equity compensation grants. In addition, Mr. Aquino possesses options to purchase 185,441 shares of Common Stock that are exercisable at a price of $31.47. No value has been ascribed to those options in this table.
(7)	Assuming that the executive was terminated concurrent with a change of control, his severance would be equal to one year’s salary, and includes 100% bonus attributable to 2006.
(8)	Mr. Dunne left employment with the Company on July 7, 2006 and therefore was not eligible for any change-of-control benefit. Pursuant to the terms of Mr. Dunne’s severance agreement, vested stock options and shares of restricted stock granted to him prior to his departure from RCN in July 2006 remained outstanding through March 31, 2007.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid. From time to time, the Compensation Committee has awarded, and may award in the future, compensation that is not fully deductible if it determines that such award is consistent with its overall compensation philosophy and is in the best interests of the company and its shareholders. The Compensation Committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code, including by amending existing compensatory arrangements.

The Compensation Committee also takes into account, from time to time as appropriate, the accounting treatment of compensation elements in determining types or levels of compensation for our Named Executive Officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
James F. Mooney Executive Chairman	2006	540,000	330,480		2,266,269	2,246,490	—	—	9,490	5,392,729

Peter D. Aquino	2006	540,000	330,480		1,866,583	1,797,194	—	—	7,050	4,541,307
President & Chief Executive Officer

Michael T. Sicoli	2006	250,000	134,640		741,420	688,604	—	—	9,070	1,823,734
Executive Vice President & Chief Financial Officer

John D. Filipowicz	2006	205,000	88,554		—	355,072	—	—	8,650	657,276
Senior Vice President, Operations

Richard Ramlall	2006	198,846	99,932	(2)	—	355,072	—	—	8,644	662,494
Senior Vice President Strategic & External Affairs

Timothy Dunne	2006	121,154	64,084		229,279	229,529	—	—	238,945	882,991
Former Executive Vice President and Chief Technology Officer

(1)	Bonus reflects payments made in March 2007 under the RCN 2006 Short Term Incentive Plan for 2006 performance.
(2)	Includes $5,763 in retention payments.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards granted to each of the Named Executive Officers in 2006 as well as stock awards made in prior fiscal years, in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R) based on the assumptions set forth in Note 3 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006, which was filed with the SEC on March 15, 2007. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service vesting conditions. Fair values in this column were calculated using the Common Stock closing price on the date of grant and multiplying it by the number of shares subject to the grant. See the “Grants of Plan Based Awards” for information on awards made in 2006. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.
(4)

This column represents the dollar amount recognized for financial statement purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the Named Executive Officers in 2006 as well as prior fiscal years, in accordance with SFAS 123R, based on the assumptions set forth in Note 3 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006 which was filed with the SEC on March 15, 2007. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. The amounts were calculated using the Black-Sholes and Lattice pricing models, based upon the following assumptions (and depending upon the date of grant): an expected volatility of approximately 46-58% ; an expected term of exercise of between 3.70—5.06 years; an interest rate of approximately 3.72—5.2%; and no dividend yield. For information on the valuation assumptions with respect to the grants made prior to 2006, refer to the footnotes to our financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31 2006. See the “Grants of Plan Based Awards” table for information on options granted in 2006. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.

(5)	Amounts in 2006 represent RCN employer match of employee contributions to 401(k) plan and employee life insurance premiums paid for by RCN as follows:

	401(k) Match ($)	Life Insurance Premiums ($)	Other ($)		Total ($)
James F. Mooney	8,800	690			9,490
Peter D. Aquino	6,600	450			7,050
Michael T. Sicoli	8,800	270			9,070
John D. Filipowicz	8,200	450			8,650
Richard Ramlall	7,954	690			8,644
Timothy James Dunne	5,129	162	233,654	(1)	238,945

(1)	Mr. Dunne received a payment in the amount of $225,000 in August 2006, reflecting severance benefits payable to him in accordance with the terms of that certain Separation and Release Agreement, dated as of July 7, 2006, by and between the Company and Mr. Dunne. The remainder of the payment is accrued vacation pay.

Grants of Plan-based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(l)
Peter D. Aquino (2)	June 6, 2006	10,000	265,000

Michael T. Sicoli (2)	June 6, 2006	10,000	265,000

(1)	Represents the value of the award based on the closing price of Common Stock on the date of grant
(2)	Mr. Aquino and Mr. Sicoli each received a bonus grant of 10,000 shares of restricted stock in connection with the consummation of the sale of RCN’s interests in Megacable, S.A. de C.V. and Megacable Communicaciones de Mexico S.A.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Inventive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
James F. Mooney	77,268	77,268	77,265	31.46	12/31/2011	77,268	$2,329,630	77,265	$2,329,540
	77,268	77,268	77,265	20.97	12/31/2011

Peter D. Aquino	61,814	61,814	61,183	31.46	12/31/2011	61,814	$1,863,692	61,813	$1,863,662
	61,814	61,814	61,183	20.97	12/31/2011	10,000	$301,500	—	—

Michael T. Sicoli	50,000	50,000	50,000	20.97	5/23/2012	25,000	$753,750	25,000	$753,750
						2,142	$64,581	2,140	$64,521
						10,000	$301,500

John D. Filipowicz	26,666	53,334	—	20.97	5/23/2012	—	—	—	—
	2,666	5,334		21.74	5/23/2012

Richard Ramlall	26,666	53,334	—	20.97	5/23/2012	—	—	—	—
	2,666	5,334		21.74	5/23/2012

As of December 31, 2006, an aggregate of 841,707 shares of restricted stock were outstanding having an aggregate value of approximately $25.3 million (based on a December 29, 2006 closing price of $30.15). With respect to an aggregate of 417,242 shares of restricted stock held by Messrs. Mooney and Aquino that were granted on July 19, 2005 under applicable accounting rules, one-sixth of such shares vested on each of January 1, 2006 and January 1, 2007, and an additional one-sixth will vest on January 1, 2008. In addition, one sixth of such shares vested on each of March 3, 2006 and March 12, 2007, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005 and 2006 results. An additional one-sixth of such shares will also vest in 2008 to the extent certain operational and financial performance objectives are met during 2007. With respect to an aggregate of 75,000 shares of restricted stock held by Mr. Sicoli that were granted on July 19, 2005 under applicable accounting rules, as well as an additional 6,422 shares of restricted stock granted on November 28, 2005, one-sixth of such shares vested on May 24, 2006, and an additional one sixth of such shares will vest ratably on each of May 24, 2007 and May 24, 2008. In addition, one sixth of such shares vested on May 24, 2006, based on the achievement of certain operational and financial performance objectives during 2005, and an additional one-sixth of such shares will also each vest ratably in 2007 and 2008, to the extent certain operational and financial performance objectives were met during 2006 and are met in 2007, respectively. In each case above, dividends payable with respect to such shares of restricted stock are held by the Company for the benefit of the executives until such time as such executives have vested in any shares of restricted stock with respect to which such dividends were paid.

The options awarded to the Named Executive Officers have a similar vesting schedule. With respect to the options awarded to Messrs. Mooney and Aquino that were granted on July 19, 2005, one-sixth of such shares vested on each of January 1, 2006 and January 1, 2007, and an additional one-sixth will vest on January 1, 2008. In addition, one-sixth of such shares vested on each of March 3, 2006 and March 12, 2007, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005 and 2006 results. An additional one-sixth of such shares will also vest in 2008 to the extent certain operational and financial performance objectives are met during 2007. With respect to the stock options awarded to Mr. Sicoli, one-sixth of such shares vested on May 24, 2006. and an additional one-sixth will vest on each of May 24, 2007 and May 24, 2008. In addition, one sixth of such shares vested on May 24, 2006, based on the achievement of certain operational and financial performance objectives during 2005, and an additional one-sixth of such shares will also each vest ratably in 2007 and 2008, to the extent certain operational and financial performance objectives were met during 2006 and are met in 2007, respectively. With respect to the stock grants awarded to Messrs. Filipowicz and Ramlall, one-third of their respective options vested on May 24, 2006 with an additional one-third vesting on each of May 24, 2007 and May 24, 2008.

Option Exercises And Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James F. Mooney			38,634	905,967
			38,634	965,850
Peter D. Aquino			30,907	724,769
			30,907	772,675
Michael T. Sicoli			12,500	312,500
			1,070	26,750
			12,500	326,125
			1,070	27,916
John D. Filipowicz

Richard Ramlall

Timothy Dunne	5,000	46,650	12,500	312,500
	5,000	46,650	1,070	26,750
	5,000	46,650	12,500	326,125
	1,700	15,438	1,070	27,916
	1,300	12,092
	5,000	46,659
	1,000	9,030
	1,314	11,997
	2,143	19,673
	5,000	46,400
	1,000	8,740
	1,000	9,040
	100	853
	1,175	15,141
	1,000	8,530
	1,000	8,600
	1,000	8,580
	694	6,128
	1,000	8,780
	3,900	34,553
	306	2,748

Pension Benefits and Nonqualified Deferred Compensation

The Company does not offer any pension benefits other than the 401(k) plan benefits described above. In addition, the Company does not offer any nonqualified deferred compensation benefits. Therefore, these tables are omitted.

Executive Officers’ Employment Agreements

Below is a summary of the employment agreements entered into with Messrs. Mooney, Aquino, and Sicoli.

Employment Agreement with James F. Mooney. On May 6, 2005, RCN entered into an employment agreement with James Mooney (the “Mooney Employment Agreement”), pursuant to which Mr. Mooney began serving as Chairman of the Board, effective as of December 21, 2004. The Mooney Employment Agreement is for a term expiring December 21, 2007, subject to an automatic one year extension if neither RCN nor Mr. Mooney gives notice to the other of an intention not to renew the Mooney Employment Agreement no later than 30 days before the scheduled expiration date. Mr. Mooney will receive a base salary of $540,000 per year, which may be increased, but not decreased, by the Board, in the Board’s sole and absolute discretion. Mr. Mooney will be entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of performance goals established by the Compensation Committee for each calendar year, with a target annual bonus equal to 50% of base salary. The Board, based upon the recommendation of the Compensation Committee, may, in its discretion, pay Mr. Mooney a bonus in addition to or in excess of, the aforementioned bonus.

Mr. Mooney will be entitled to participate in the employee benefit plans, policies, programs, perquisites and arrangements that are provided generally to similarly situated employees of RCN to the extent he meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. RCN will pay or reimburse Mr. Mooney for all reasonable travel, entertainment and other business expenses incurred in carrying out his duties, services and responsibilities.

Under the Mooney Employment Agreement, if Mr. Mooney’s employment is terminated by RCN without Cause (as defined in the Mooney Employment Agreement) or by Mr. Mooney for Good Reason (as defined in the Mooney Employment Agreement) or by Mr. Mooney immediately after the expiration of the Mooney Employment Agreement due to RCN’s delivery of a Non-Renewal Notice (as defined the Mooney Employment Agreement), (i) Mr. Mooney shall vest in the portion of the restricted stock award or option award, if any, that was otherwise scheduled to vest during the 12-month period following his Date of Termination (as defined in the Mooney Employment Agreement) (with the vested portion of the option award remaining exercisable for the shorter of the one year period following the his Date of Termination and the remainder of the original term), (ii) RCN shall pay Mr. Mooney the Severance Payments (defined below) and (iii) RCN shall provide Mr. Mooney with continued medical coverage at active-employee rates for two years or, if earlier, until he receives subsequent employer-provided coverage.

In the event Mr. Mooney’s employment is terminated by RCN without Cause or by Mr. Mooney for Good Reason, “Severance Payments” shall mean 24 monthly payments commencing on the first day of the first month after the Mr. Mooney’s Date of Termination in an amount equal to 1/12 the sum of the Mr. Mooney’s Base Salary and Target Bonus (as defined in the Mooney Employment Agreement), in each case as in effect on Mr. Mooney’s Date of Termination. In the event Mr. Mooney’s employment is terminated by Mr. Mooney immediately after the expiration of the Mooney Employment Agreement due to RCN’s delivery of a Non-Renewal Notice , Severance Payment shall mean 12 monthly payments commencing on the first day of the first month after the Mr. Mooney’s Date of Termination in an amount equal to 1/12 the sum of the Mr. Mooney’s Base Salary and Target Bonus, in each case, as in effect on Mr. Mooney’s Date of Termination. Payment of the Severance Pay shall be conditioned upon Mr. Mooney’s execution and delivery of an irrevocable general release in form satisfactory to RCN and Mr. Mooney.

The Mooney Employment Agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Employment Agreement with Peter D. Aquino. On May 6, 2005, RCN entered into an employment agreement with Peter D. Aquino (the “Aquino Employment Agreement”), pursuant to which Mr. Aquino began serving as President and Chief Executive Officer of RCN effective as of December 21, 2004. The Aquino Employment Agreement is for a term expiring December 21, 2007, subject to an automatic one year extension if neither RCN nor Mr. Aquino gives notice to the other of an intention not to renew the Aquino Employment Agreement no later than 30 days before the scheduled expiration date. Mr. Aquino will receive a base salary of $540,000 per year, which may be increased, but not decreased, by RCN’s Board of Directors, in the Board’s sole and absolute discretion. Mr. Aquino will be entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of performance goals established by the Compensation Committee for each calendar year, with a target annual bonus equal to 50% of base salary. The Board, based upon the recommendation of the Compensation Committee, may, in its discretion, pay Mr. Aquino a bonus in addition to or in excess of, the aforementioned bonus.

Mr. Aquino will be entitled to participate in the employee benefit plans, policies, programs, perquisites and arrangements that are provided generally to similarly situated employees of RCN to the extent he meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. RCN will pay or reimburse Mr. Aquino for all reasonable travel, entertainment and other business expenses incurred in carrying out his duties, services and responsibilities.

Under the Aquino Employment Agreement, if Mr. Aquino’s employment is terminated by RCN without Cause (as defined in the Aquino Employment Agreement) or by Mr. Aquino for Good Reason (as defined in the Aquino Employment Agreement) or by Mr. Aquino immediately after the expiration of the Aquino Employment Agreement due to RCN’s delivery of a Non-Renewal Notice (as defined the Aquino Employment Agreement), (i) Mr. Aquino shall vest in the portion of the restricted stock award or option award, if any, that was otherwise scheduled to vest during the 12-month period following his Date of Termination (as defined in the Aquino Employment Agreement) (with the vested portion of the option award remaining exercisable for the shorter of the one year period following the his Date of Termination and the remainder of the original term), (ii) RCN shall pay Mr. Aquino the Severance Payments (defined below) and (iii) RCN shall provide Mr. Aquino with continued medical coverage at active-employee rates for two years or, if earlier, until he receives subsequent employer-provided coverage.

In the event Mr. Aquino’s employment is terminated by RCN without Cause or by Mr. Aquino for Good Reason, Severance Payments shall mean 24 monthly payments commencing on the first day of the first month after the Mr. Aquino’s Date of Termination (as defined in the Aquino Employment Agreement) in an amount equal to 1/12 the sum of the Mr. Aquino’s Base Salary and Target Bonus (as defined in the Aquino Employment Agreement), in each case as in effect on Mr. Aquino’s Date of Termination. In the event Mr. Aquino’s employment is terminated by the Mr. Aquino immediately after the expiration of the Agreement due to RCN’s delivery of a Non-Renewal Notice , Severance Payment shall mean 12 monthly payments commencing on the first day of the first month after the Mr. Aquino’s Date of Termination in an amount equal to 1/12 the sum of the Mr. Aquino’s Base Salary and Target Bonus, in each case, as in effect on Mr. Aquino’s Date of Termination. Payment of the Severance Pay shall be conditioned upon Mr. Aquino’s execution and delivery of an irrevocable general release in form satisfactory to RCN and Mr. Aquino.

The Aquino Employment Agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Employment letter with Michael Sicoli. On May 12, 2005, the Company entered into a letter of employment with Mr. Sicoli (“Sicoli Employment Letter”). Pursuant to the terms of the Sicoli Employment Letter, Mr. Sicoli is entitled to an annual base salary of $225,000 a year, participation in the RCN Short Term Performance Incentive Plan (with a target bonus of 40%), an equity award grant and standard health and welfare benefits. In addition, if Mr. Sicoli’s employment is terminated , he is entitled to continuation of his Base Salary for twelve (12) months and certain other health and welfare benefits The Sicoli Employment Letter contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Director Compensation

On May 24, 2005, the Board of Directors adopted a compensation policy for directors. Under this policy, each non-employee director is paid an annual cash retainer of $60,000. RCN’s Board of Directors may award meeting fees if the number of meetings becomes excessive. No additional meeting fees were paid for 2006. The Chairman of the Audit Committee receives an additional annual fee of $15,000 and each member of the Audit Committee receives an additional annual fee of $10,000. The Chairman of each other committee of RCN’s Board of Directors receives an additional annual fee of $10,000 and each member of each other committee of RCN’s Board of Directors receives an additional annual fee of $5,000. All such amounts are payable in advance in equal quarterly installments.

Under the policy, each non-employee director of RCN received a grant of 30,000 shares of restricted stock on July 19, 2005. In addition, each non-employee director received an additional grant of 10,000 shares of restricted stock on May 25, 2006. Each award vests ratably over a three-year period. One third of the July, 2005 grants vested on each of January 1, 2006 and January 1, 2007 with the remaining shares vesting on January 1, 2008, and one third of the May 2006 grant vested on January 1, 2007 with the remaining shares vesting on each of January 1, 2008 and January 1, 2009. Both grants are subject to earlier vesting should any such member of the Board of Directors not be reelected to the Board of Directors at any applicable annual meeting of RCN stockholders. Dividends would be payable to the non-employee directors who are holders of the outstanding shares of restricted stock ratably with holders of all outstanding Common Stock.

Under the Company’s Corporate Governance Guidelines, which are available on our website, members of the Board of Directors, including our management members of the Board (Messrs. Mooney and Aquino), are strongly encouraged to have meaningful equity ownership in the Company. In general, it is expected that each member of the Board of Directors will own significant shares of Common Stock while serving as a member of the Board. Each non-management member of the Board of Directors is therefore restricted from selling more than 50% of the after-tax net shares of restricted stock granted to such director while in office. The Company does not have a formal requirement for share ownership by any group of employees.

RCN’s Board of Directors may adjust compensation to current and future non-employee Directors as appropriate based on market conditions. The fees and stock awards for 2006 is summarized below.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Benjamin Duster	2006	75,000	354,335	429,335

Lee Hillman	2006	75,000	354,335	429,335

Michael Katzenstein	2006	85,000	354,335	439,335

Theodore Schell	2006	80,000	354,335	434,335

Daniel Tseung	2006	75,000	354,335	429,335

(1)	This column represents the dollar value recognized for financial reporting purposes with respect to the 2006 fiscal year for the fair value of 10,000 shares of restricted stock granted to each non-employee director as an equity award in 2006 vesting ratably over a three year period. Fair values in this column have been determined under SFAS 123R. This amount also includes the SFAS 123R expense value of the 30,000 shares of restricted stock granted to non-employee directors in 2005 which also vests ratably over a three-year period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of RCN (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Theodore H. Schell, Chairman

Michael E. Katzenstein

Daniel Tseung

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2006 was comprised of Messrs. Schell (Chairman), Katzenstein and Tseung. None of these directors has ever served as an officer or employee of RCN or any of its subsidiaries, nor does any such Director have any relationship required to be disclosed pursuant to Item 407(e)(4)) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of RCN (the “Audit Committee”), pursuant to its Charter adopted by the Board of Directors of RCN on April 7, 2005, oversees RCN’s financial reporting process on behalf of the Board of Directors. The Audit Committee consisted in 2006 of three directors who each individually meet the independence criteria prescribed by the applicable SEC rules and regulations and Nasdaq Rule 4200(a)(15). Mr. Duster is designated by the Board of Directors as the “audit committee financial expert” as defined under applicable SEC rules and regulations.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006; discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and, received from the independent accountants written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1, as currently in effect, and discussed with the independent accountants their independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Benjamin C. Duster, IV, Chairman

Michael E. Katzenstein

Theodore H. Schell

Audit Committee Pre-approval Policies and Procedures.

The Audit Committee has adopted a policy requiring the pre-approval of all audit and permissible non-audit services provided by RCN’s independent registered public accountants. Under the policy, the Audit Committee is to pre-approve any recurring audit and audit-related services to be provided. The Audit Committee also may generally pre-approve, up to a specified maximum amount, any nonrecurring audit and audit related services for the following fiscal year. All pre-approved matters must be detailed as to the particular services or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. RCN’s independent registered public accountants and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services. In 2006, no non-audit services were provided by RCN’s independent registered public accountant.

Principal Accountant’s Fees and Services

The following is a summary of the fees incurred by RCN from Friedman LLP for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005.

Fee Category	2006	2005
	(in thousands of dollars)
Audit Fees (1)	$650	$1,020
Audit-Related Fees (2)	25	20
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$675	$1,040

(1)	Audit fees for the years ended December 31, 2006 and December 31, 2005 were for professional services rendered for the audit of the consolidated financial statements of RCN.
(2)	Audit related fees for the year ended December 31, 2006 and December 31, 2005 were for audits of RCN’s employee benefit plan.

RCN STOCK PERFORMANCE

Two graphs are provided below setting forth cumulative total return information. The first chart compares the cumulative total stockholder return on the then-outstanding common stock for the period from January 1, 2001 through December 20, 2004, with the cumulative total return of the NASDAQ Composite and the NASDAQ Telecommunications Index over the same period. Pursuant to the plan of reorganization, the Bankruptcy Court cancelled the then-outstanding common stock on December 21, 2004. The second graph compares the cumulative total shareholder return on the Common Stock from the date such stock began trading on December 21, 2004, the day RCN emerged from bankruptcy, through December 31, 2006, with the cumulative total return of the NASDAQ Composite and the NASDAQ Telecommunications Index over the same period. Each graph assumes $100 was invested on January 1, 2001 or December 21, 2004, as the case may be, in the Common Stock and $100 was invested on each such date in each of the NASDAQ Composite and the NASDAQ Telecommunications Index. Note that historic stock price performance is not necessarily indicative of future stock price performance.

RCN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires Directors, executive officers, and holders of more than 10% of the Common Stock to file with the SEC the Nasdaq initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of RCN. To the knowledge of RCN and based solely on a review of Forms 3 and 4 and amendments thereto furnished to RCN during 2006 , all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2006, except that the following individuals filed late Form 4s, “Statement of Changes in Beneficial Ownership”: Peter Aquino (one late Form 4 reporting one transaction), Daniel Tseung (one late Form 4 reporting one transaction), Michael Sicoli (one late Form 4 reporting one transaction; another late Form 4 reporting two transactions), and Timothy James Dunne (one late Form 4 reporting one transaction; another late Form 4 reporting one transaction.) (Mr. Dunne is no longer employed by the Company, and consequently, is no longer subject to Section 16 of the Exchange Act).

OTHER INFORMATION

Solicitation of Proxies

RCN will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Mellon Investor Services, RCN’s stock transfer agent, will assist RCN in soliciting proxies at an approximate cost of $3,000 plus reasonable expenses. In addition, Directors, officers, and other employees of the Company also may solicit proxies, without additional compensation. Any solicitations may be made personally or by e-mail, facsimile, telephone, messenger, or via the Internet. RCN will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Financial Information/Annual Report

You may obtain a copy of RCN’s Annual Report on Form 10-K for the year ending December 31, 2006, including the financial statements, schedules and exhibits, without charge by sending a written request to RCN

Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attn: Investor Relations, e-mail: ir@rcn.com. The Annual Report on Form 10-K is also available at www.rcn.com.

No Incorporation By Reference

In RCN’s filings with the SEC, information is sometimes “incorporated by reference.” This means that RCN is referring you to information that has previously been filed by it with the SEC, so the information should be considered as part of the applicable filing. Based on SEC regulations, the stock performance graph in this Proxy Statement, the “Compensation Committee Report” and the “Report of the Audit Committee” are specifically not incorporated by reference into any other filings with the SEC. This Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals

RCN’s Board of Directors will provide for the presentation of your proposals at the 2008 Annual Meeting, provided that such proposals are submitted by eligible stockholders who have complied with the relevant SEC regulations regarding stockholder proposals, and our Bylaws, a copy of which are available upon written request addressed to the Secretary of RCN at RCN’s principal executive offices located at 196 Van Buren Street, Herndon, Virginia 20170. To be included in our Proxy Statement for the 2008 Annual Meeting, stockholder proposals must be received at our principal executive office no later than December 30, 2007. In addition RCN’s Bylaws provide for the timing and content of notice which stockholders must provide to RCN’s corporate secretary for proposals to be properly presented at a stockholder meeting. Pursuant to these provisions, notice of a proposal must be received by RCN not less than 60 days and no more than 90 days prior to the meeting, provided, however, that in the event of less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice must be received by the tenth day following the day on which such notice of the date of the meeting or such public disclosure was given or made, whichever occurs first.

By order of the Board of Directors.

/s/ Benjamin R. Preston
Name:	Benjamin R. Preston
Title:	Secretary

Dated:	April 27, 2007

ANNEX A

RCN CORPORATION

2005 STOCK COMPENSATION PLAN

(as amended)

ARTICLE 1

EFFECTIVE DATE AND PURPOSE

1.1. Effective Date. The Plan shall be known as the “RCN Corporation 2005 Stock Compensation Plan” and shall be effective as of January 1, 2005 (the “Effective Date”), subject to the approval of the Plan by the shareholders of RCN Corporation (the “Company”) within 12 months of the Effective Date in accordance with Sections 162(m) and 422 of the Code and the rules of the NASDAQ National Market. Awards made prior to such approval shall not vest or become exercisable and any applicable restrictions shall not lapse, in each case as applicable, prior to the time when the Plan is so approved.

1.2. Purpose of the Plan. The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Independent Contractors and Members of the Board of the Company and its Subsidiaries and Affiliates. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock Awards.

ARTICLE 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

“Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock Awards.

“Award Agreement” means the written agreement setting forth the terms and conditions applicable to an Award.

“Base Price” means the price at which a SAR may be exercised with respect to a Share.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Change in Control” of the Company shall mean:

(a) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the 1934 Act) or “group” (as such term is used in Section 14(d)(2) of the 1934 Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the Voting Stock of the Company; provided, however, that the following acquisitions will not constitute a Change in Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (ii) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if such reorganization, merger or consolidation does not constitute a Change in Control under clause (e) of this definition;

(b) all or substantially all of the assets or business of the Company and its Subsidiaries (on a consolidated basis) are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company prior to such transaction more than 50% of the Voting Stock of the company surviving such transaction or succeeding to all or substantially all of the assets or business of the Company and its Subsidiaries or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);

(c) a majority of the Board consists of individuals other than Incumbent Directors, which term means the Members of the Board on January 1, 2005 or, if any such individual is no longer a Member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was approved by a majority of the directors who then comprised the Incumbent Directors;

(d) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of the Company; or

(e) the consummation of any merger, consolidation or other similar corporate transaction unless immediately after such transaction the stockholders of the Company immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company immediately prior to such transaction, more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

For purposes of this definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the committee of the Board described in Article 3.

“Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Employee” means an employee of the Company, a Subsidiary, or an Affiliate (each an “Employer”) designated by the Board or the Committee.

“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, on the next preceding date for which a transaction was reported, (b) if the Shares are not traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share as reported by NASDAQ or a successor quotation system, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Committee, in its sole discretion, on a good faith basis.

“Grant Date” means the date that the Award is granted.

“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and all such relationships arising because of legal adoption.

“Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

“Independent Contractor” means a person, including, without limitation, a consultant, engaged by the Company for a specific task, study or project who is not an Employee.

“Member of the Board” means an individual who is a member of the Board or of the board of directors of a Subsidiary or an Affiliate.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to Article 5.

“Other Stock Award” means an Award granted pursuant to Article 8 to receive Shares on the terms specified in any applicable Award Agreement.

“Participant” means an Employee, Independent Contractor or Member of the Board with respect to whom an Award has been granted and remains outstanding.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

“Period of Restriction” means the period during which Restricted Stock or an RSU is subject to forfeiture and/or restrictions on transferability.

“Plan” means this RCN Corporation 2005 Stock Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

“Restricted Stock” means a Stock Award granted pursuant to Article 6 under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.

“Qualified Performance-Based Compensation” means any compensation awarded in accordance with Article IX that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m) of the Code.

“Restricted Stock Unit” or “RSU” means a Stock Award granted pursuant to Article 6 subject to a period or periods of time after which the Participant will receive Shares if the conditions contained in such Stock Award have been met.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

“Share” means the Company’s common stock, par value $0.01 per share or any security issued by the Company or any successor in exchange or in substitution therefor.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.

“Stock Award” means an Award of Restricted Stock or an RSU pursuant to Article 6.

“Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

“Ten Percent Holder” means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

ARTICLE 3

ADMINISTRATION

3.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board. It is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Reference to the Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor Committee.

3.2. Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Independent Contractors and Members of the Board shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements, (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by eligible Employees, Independent Contractors and Members of the Board, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting or payment of any Award, (i) extend the period during which an Option may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

The acts of the Committee shall be either (a) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (b) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of Award Agreements or other written agreements and/or other instruments in such form as is approved by the Committee.

3.3. Delegation by the Committee. The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (a) the selection for participation in this Plan of an officer or other person subject to Section 16 of the 1934 Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person or (b) any Award that is intended to satisfy the requirements applicable to “qualified performance-based compensation” under Section 162(m) of the Code.

3.4. Decisions Binding. All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1. Number of Shares. Subject to adjustment as provided in Section 10.13, the number of Shares available for grants of Awards under the Plan shall be 7,000,000 Shares. Shares awarded under the Plan may be either authorized but unissued Shares, authorized and issued Shares reacquired (including Shares reacquired under any of the Prior Plans) and held as treasury Shares or a combination thereof. The payment of dividends or other distributions in Shares in conjunction with outstanding Awards shall not reduce the Shares available for grants of Awards under this Section 4.1. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1.

4.2 Limit on Individual Awards. Subject to adjustment as provided in Section 10.13, the maximum number of Shares with respect to which (a) Options and SARs, (b) Restricted Stock, RSUs and Other Stock Awards that vest only if the Participant achieves Performance Goals established by the Committee in accordance with Section 162(m) of the Code or (c) any combination of (a) and (b), may be granted during any year to any person shall be 1,000,000 Shares.

4.3. Lapsed Awards. To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of the expiration, cancellation, forfeiture or other termination of such Award, then such Shares shall again be available under this Plan.

ARTICLE 5

STOCK OPTIONS

5.1. Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (a) the date this Plan is adopted by the Board or (b) the date this Plan is approved by the Company’s shareholders.

5.2. Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

5.3. Exercise Price. Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; and provided further, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred-ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.4. Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth anniversary of its Grant Date.

5.5. Exercisability of Options. Subject to Section 5.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the Optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

5.6. Method of Exercise. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Chief Financial Officer of the Company (or his or her designee) or such other person as may be designated from time to time by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares which have been held by the Optionee for at least six months having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price of the Shares with respect to which the Option is to be exercised, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (which may be in book entry form) for such Shares with respect to which the Option is exercised.

5.7. Restrictions on Share Transferability. Incentive Stock Options are not transferable, except by will or the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

ARTICLE 6

STOCK AWARDS

6.1. Grant of Stock Awards. Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.

6.2. Stock Award Agreement. Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Stock Award or RSU Award and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3. Transferability/Share Certificates. Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 6.4.2. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.

6.4. Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Stock as it may deem advisable or appropriate.

6.4.1. General Restrictions. The Committee may set restrictions based upon applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

6.4.2. Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the RCN Corporation 2005 Stock Compensation Plan (the “Plan”), and in a Restricted Stock Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Agreement may be obtained from the Chief Financial Officer of RCN Corporation”.

6.5. Removal of Restrictions. Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.

6.6. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

6.7. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1. Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion; provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

7.2. Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

7.3. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.4. Expiration Dates. Each SAR shall terminate no later than the tenth anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

7.5. Payment of SAR Amount. Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Chief Financial Officer of the Company (or his or her designee) or such other person as may be designated from time to time by the Committee setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR; by (ii) the number of Shares with respect to which the SAR is exercised.

7.6. Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

ARTICLE 8

OTHER STOCK AWARDS

8.1. Grant of Other Stock Awards. Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards (“Other Stock Awards”) on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1. Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant to a Covered Employee an Award that is intended to constitute Qualified Performance-Based Compensation, the provisions of this Article 9 shall control over any contrary provision contained herein; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2. Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3. Procedures with Respect to Qualified Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4. Payment of Qualified Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Qualified Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

9.5. Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

MISCELLANEOUS

10.1. No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.

10.2. Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3. Indemnification. Each person who is or shall have been a member of the Committee, or a Member of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5. Beneficiary Designations. Subject to the restrictions in Section 10.6 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6. Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.

10.7. No Rights as Stockholder. Except to the limited extent provided in Sections 6.6 and 6.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8. Unfunded Status. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.9. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof).

10.10. Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award in any manner determined by the Committee, including by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, provided such Shares have been held by the Participant for at least six months.

10.11. No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to effect or authorize any corporate action or transaction, including, without limitation, (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

10.12. Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant provisions of gaming laws or regulations and any registration, approval or action thereunder.

10.13. Changes in Capital Structure. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change of control or exchange of Shares or other securities of the Company, Change in Control, or other corporate transaction or event (each a “Corporate Event”) affects the Shares such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board may, in such manner as it in good faith deems equitable, adjust any or all of (a) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (b) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (c) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

If the Company enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if any Corporate Event occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award.

Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 10.13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

ARTICLE 11

AMENDMENT, TERMINATION AND DURATION

11.1. Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code, Section 162(m) of the Code and the rules of the NASDAQ National Market; provided, however, the Board may amend the Plan and any Award Agreement, including without limitation retroactive amendments, without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

11.2. Duration of the Plan. The Plan shall, subject to Section 11.1, terminate ten years after adoption by the Board, unless earlier terminated by the Board, and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE 12

LEGAL CONSTRUCTION

12.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2. Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions.

12.5. Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

12.6. Incentive Stock Options. Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

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2007 Annual Meeting Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RCN CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2007

The undersigned stockholder of RCN Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of RCN Corporation to be held at the offices of Milbank, Tweed, Hadley & McCloy, LLP, One Chase Manhattan Plaza, New York, New York on Tuesday, June 5, 2007 at 10:00 a.m. local time, and hereby appoints James F. Mooney and Peter D. Aquino, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the RCN Corporation Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ   FOLD AND DETACH HERE   Δ

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THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

B. Issues     The Board of Directors recommends a vote FOR Proposals 2 and 3.

A. Election of Directors	FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1. The Board of Directors recommends a vote FOR the listed nominees.	☐	☐	2. To approve an amendment to the 2005 Stock Compensation Plan to increase the number of shares of RCN common stock available for awards thereunder by 2,163,381 shares.	☐	☐	☐
01 – James F. Mooney 05 – Michael E. Katzenstein 02 – Peter D. Aquino 06 –Theodore H. Schell 03 – Benjamin C. Duster, IV 07 – Daniel Tseung 04 – Lee S. Hillman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the nominee name(s) in the space provided below.

_______________________________________________________

_______________________________________________________

			3. To ratify the appointment of Friedman LLP as independent registered public accountants of RCN for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature ___________________________________  Signature  ___________________________________  Date  ________

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Δ FOLD AND DETACH HERE Δ

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